                                                                       EXHIBIT 2


                         -------------------------------

                               PURCHASE AGREEMENT

                                     BETWEEN

                            MARK IV INDUSTRIES, INC.,

                             FACET HOLDING CO., INC.

                    PUROLATOR PRODUCTS AIR FILTRATION COMPANY

                        GEORGE W. DAHL COMPANY, INC. and

                               MANTRONICS LIMITED

                                       AND

                                  CLARCOR INC.


                            Dated: September 10, 1999

                         ------------------------------

                                                                       EXHIBIT 2


                                TABLE OF CONTENTS


ARTICLE 1  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES..........................................................6
1.01   Assets to be Sold..........................................................................................6
1.02   Excluded Assets...........................................................................................13
1.03   Assumed Liabilities.......................................................................................15
1.04   Disputed Assumed Liabilities..............................................................................18
1.05   Excluded Liabilities......................................................................................19
ARTICLE 2   PURCHASE PRICE.......................................................................................22
2.01   Purchase Price............................................................................................22
2.02   Payment of Purchase Price.................................................................................23
2.03   Definitions Relating to Purchase Price Adjustments........................................................23
2.04   Calculation of Estimated Purchase Price...................................................................26
2.05   Pre-Closing Deliveries of Financial Information...........................................................27
2.06   Post-Closing Adjustments..................................................................................27
2.07   Calculation of Closing Net Assets.........................................................................29
ARTICLE 3   CLOSING..............................................................................................33
3.01   Time and Place of Closing.................................................................................33
3.02   Deliveries by Sellers.....................................................................................34
3.03   Deliveries by Buyer.......................................................................................36
3.04   Joint Deliveries by Buyer, Sellers and/or Transferred Subsidiaries........................................36
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................37
4.01   Organization of Sellers...................................................................................37
4.02   Organization of the Transferred Subsidiaries..............................................................37
4.03   Authorization by Sellers..................................................................................38
4.04   Ownership of Transferred Subsidiary Equity Interests......................................................39
4.05   Options or Other Rights...................................................................................39
4.06   Organizational Documents..................................................................................40
4.07   Binding Agreements........................................................................................41
4.08   No Violation..............................................................................................41
4.09   Financial Statements......................................................................................43
4.10   Absence of Certain Changes................................................................................43
4.11   Title to Personal Property; Encumbrances; Etc.............................................................48
4.12   Real Property.............................................................................................49
4.13   Leases of Personal Property...............................................................................52
4.14   Patents, Trademarks, Trade Names, Etc.....................................................................53
4.15   Litigation................................................................................................55
4.15   Banks and Brokers, Letter of Credit and Bond..............................................................56
4.17   Employee Benefit Plans....................................................................................56
4.18   Consents and Approvals....................................................................................62
4.19   Environmental Protection..................................................................................63
4.20   Insurance.................................................................................................67
4.21   Contracts and Commitments.................................................................................68
4.22   Tax Matters...............................................................................................71
4.23   Labor Relations...........................................................................................77

4.24   Customers and Suppliers...................................................................................78
4.25   Compliance with Law.......................................................................................78
4.26   Brokers and Finders.......................................................................................79
4.27   Product Warranties........................................................................................80
4.28   Potential Conflicts of Interest...........................................................................80
4.29   Year 2000.................................................................................................81
4.30   Availability of Assets....................................................................................82
4.31   Disclosure................................................................................................82
4.32   Representations and Warranties on the Closing Date; Disclosure............................................83
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................83
5.01   Organization..............................................................................................84
5.02   Authorization by Buyer....................................................................................84
5.03   Binding Agreements........................................................................................84
5.04   No Violation..............................................................................................85
5.05   Litigation................................................................................................86
5.06   Consents and Approvals....................................................................................86
5.07   Brokers and Finders.......................................................................................86
ARTICLE 6   COVENANTS OF SELLERS.................................................................................87
6.01   Access Pending the Closing Date...........................................................................87
6.02   Conduct of Business Prior to the Closing..................................................................87
6.03   Termination of Benefit Accruals Under Defined Benefit Plans and Defined Contribution Plans................88
6.04   Names.....................................................................................................89
6.05   No Solicitation...........................................................................................89
6.06   Non-Competition...........................................................................................90
6.07   Collection of Receivables.................................................................................92
6.08   Transfer of Non-Filter Businesses.........................................................................92
6.09   Audited Financial Statements..............................................................................93
ARTICLE 7   COVENANTS OF BUYER...................................................................................94
7.01   Employees and Employee Benefit Plans......................................................................94
7.02   Insurance Coverage........................................................................................98
7.03   Letters of Credit, Performance Bonds, etc.................................................................99
ARTICLE 8   ADDITIONAL COVENANTS OF BUYER AND SELLER............................................................100
8.01   Consents and Conditions..................................................................................100
8.02   Filings..................................................................................................101
8.03   Access After the Closing Date............................................................................101
8.04   Record Retention.........................................................................................102
8.05   Tax Matter Covenants.....................................................................................103
8.06   Tax Allocation...........................................................................................120
8.07   Confidentiality..........................................................................................121
8.08   Cooperation Regarding Defined Benefit Plan Administration................................................123
8.09   Disposition of 401(k) Plan Assets........................................................................123
8.10   Public Announcements.....................................................................................124
8.11   Employee Bonuses Due on Sale.............................................................................124
8.12   Transfer Taxes and Expenses..............................................................................124

8.13   Title Insurance; Surveys.................................................................................125
8.14   Post-Closing Environmental Remediation...................................................................125
8.15   Post-Closing Cooperation.................................................................................127
ARTICLE 9   CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS...................................................127
9.01   Representations and Covenants............................................................................127
9.02   Government Consents; Filings.............................................................................128
9.03   Third Party Consents.....................................................................................128
9.04   Bonds or Letters of Credit...............................................................................129
9.05   Litigation...............................................................................................129
9.06   Facet License Agreement..................................................................................129
9.07   Certificate of Buyer.....................................................................................129
ARTICLE 10   CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER....................................................130
10.01  Representations and Covenants............................................................................130
10.02  Government Consents; Filings.............................................................................131
10.03  Third Party Consents.....................................................................................131
10.04  Litigation...............................................................................................131
10.05  Certificate as to Authorization..........................................................................132
ARTICLE 11   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS......................................................132
11.01  Survival of Representations..............................................................................132
11.02  Statements as Representations............................................................................133
11.03  Indemnification by Sellers...............................................................................133
11.04  Indemnification by Buyer.................................................................................136
11.05  Conditions of Indemnification............................................................................138
11.06  Termination of Indemnification Obligations...............................................................140
11.07  Litigation Cooperation...................................................................................141
11.08  Environmental Claim......................................................................................142
11.09  Remedies Cumulative......................................................................................142
ARTICLE 12   MISCELLANEOUS PROVISIONS...........................................................................142
12.01  Termination..............................................................................................142
12.02  Amendment and Modification...............................................................................144
12.03  Waiver of Compliance.....................................................................................144
12.04  Notices..................................................................................................144
12.05  Certain Terms............................................................................................145
12.06  Assignment...............................................................................................146
12.07  Governing Law and Jurisdiction...........................................................................146
12.08  Counterparts.............................................................................................146
12.09  Headings.................................................................................................147
12.10  Entire Agreement.........................................................................................147
12.11  Third Parties............................................................................................147
12.12  Severability.............................................................................................147

                                    SCHEDULES

1.01              Assets to be Sold
1.03(c)           Letters of Credit; Performance Bonds.
1.03(d)           Severance, Employment and Incentive Pay Obligations of Sellers
1.03(i)           Labor Agreements of Sellers
2.03(e)           Accounting Principles; Valuation Criteria
4.04(a)           Ownership of Transferred Subsidiaries Equity Interests
4.08              No Violation
4.09              Income Data Accounting Principles
4.10              Absence of Changes
4.11              Title to Personal Property; Encumbrances, Etc.
4.12              Leasehold Interests
4.12(a)           Real Property Addresses
4.12(b)           Real Property Liens
4.12(c)           Lease Defaults
4.12(d)           Real Property Compliance
4.12(e)           Real Property Condemnation
4.13              Personal Property Leases
4.14(a)           Patents and Trademarks
4.14(b)           Patent and Trademark Infringement
4.15              Litigation
4.16              Banks and Brokers
4.17(a)           U.S. Employee Benefit Plans
4.17(b)           Foreign Employee Benefit Plans
4.18              Consents and Approvals
4.19(a)           Environmental Permits and Consents
4.19(b)           Non-compliance with Environmental Permits and Consents
4.19(c)           Environmental Notices
4.19(d)           Environmental Litigation
4.19(e)           PRP Status
4.20              Insurance
4.21(a)           Contracts and Commitments
4.21(c)           Contract Validity
4.21(d)           Contract Defaults
4.22              Tax Matters
4.23              Labor Matters
4.24              Customers and Suppliers
4.25              Compliance with Law
4.26              Brokers and Finders
4.27              Warranties
4.28              Conflicts
4.29              Year 2000
4.30              Availability of Assets

4.31              Disclosure
5.07              Brokers and Finders
6.08              Transfers of Non-Filter Businesses
7.03              Letters of Credit, Performance Bonds, Etc.
8.06              Tax Allocation
8.11              Employee Bonuses Due on Sale
9.03              Third Party Consents
10.03             Third Party Consents
12.05             Knowledge






                                    EXHIBITS

Exhibit A           Facet Sublicense Agreement
Exhibit B           Facet License Agreement

                               PURCHASE AGREEMENT

         This Agreement (the "Agreement") is made on this 10th day of September, 1999, by and among the following corporations:

         MARK IV INDUSTRIES, INC., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14228 ("Mark IV"),

         FACET HOLDING CO., INC., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14228 ("Facet"),

         PUROLATOR PRODUCTS AIR FILTRATION COMPANY, a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14228 ("PPAFC"),

         GEORGE W. DAHL COMPANY, INC., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14228 ("G W Dahl"), and

         MANTRONICS LIMITED, a corporation organized under the laws of the United Kingdom which has an office at Treforest Industrial Estate, Treforest, Mid Glamorgan CF 37 5YL ("Mantronics") (Mark IV, Facet, PPAFC, G W Dahl and Mantronics being hereinafter collectively referred to as the "Sellers" or separately, as the case may be, as a "Seller"); and

         CLARCOR INC., a Delaware corporation with offices at 2323 Sixth Street, Rockford, Illinois 61125 (hereinafter referred to as the "Buyer").

                                    RECITALS:

         WHEREAS, Mark IV is the owner of all of the issued and outstanding capital stock of Facet and all the issued and outstanding equity interests (other than minority nominee ownership interests required under the laws of Switzerland) of Facet International, S.A., a corporation organized under the laws of Switzerland which has an office at Rue de l'Avenir 4, 2800 Delemont, Switzerland ("Facet S.A."); and

         WHEREAS, Facet is the owner of one hundred percent (100%) of the issued and outstanding capital stock of Mantronics and Mantronics is the owner of one hundred percent (100%) of the issued and outstanding capital stock of Facet Industrial U.K. Ltd., a corporation organized under the laws of the United Kingdom which has an office at Treforest Industrial Estate, Treforest, Mid Glamorgan CF37 5YL ("Facet UK"); and

         WHEREAS, Facet is the owner of, among other things, all the issued and outstanding capital stock of PPAFC, G W Dahl and GS Costa Mesa, Inc., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York,

14228 ("GS Costa Mesa"), (which in turn owns all the issued and outstanding capital stock of FACET USA Inc., a Delaware corporation with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York, 14228 ("FACET USA")), (each of Facet, PPAFC, GS Costa Mesa, FACET USA and G W Dahl being hereinafter referred to individually as a "U.S. Subsidiary" and collectively as the "U.S. Subsidiaries"); and

         In addition, Facet owns all the issued and outstanding equity interests (other than minority nominee ownership interests in those jurisdictions in which more than one shareholder is required by law) in:

                  Facet Industrial B.V., a corporation organized under the laws of the Netherlands which has an office at Draaibrugweg 10, NL-1332 AD Almere - De Vaart, Netherlands ("Facet B.V."), which in turn owns seventy percent (70%) of the issued and outstanding equity interest in Purolator Filter GmbH, a corporation organized under the laws of Germany which has an office at St. Huberter Strasse 21, D-47906 Kempen, Germany ("Purolator GmbH"), with the remaining thirty percent (30%) of such equity interest owned by Facet; and

                  Facet Italiana S.p.A., an Italian corporation which has an office at Via Quarto 10, I-10042 Nichelino, Turino, Italy ("Facet Italiana"), which in turn owns seven and three-tenths percent (7.3%) of the issued and outstanding equity interest of

Fact Iberica (as hereinafter defined) and eighty percent (80%) of the issued and outstanding equity interest in Facet FCE SARL, a French corporation ("Facet FCE"), with the remaining twenty percent (20%) of such equity interests owned by Facet UK (as hereinafter defined); and

         WHEREAS, Facet owns less than a one hundred percent (100%) equity interest in the following corporations:

         Eighty-Three and Thirty-Six Hundredths percent (83.36%) of the issued and outstanding equity interests in Facet Iberica, S.A., a corporation organized under the laws of Spain which has an office at Apartado, E-150080 La Coruna, Spain ("Facet Iberica"), with the remaining Nine and Thirty-Four Hundredths percent (9.34%) equity interest owned by Facet UK and Seven and Three-Tenths percent (7.3%) equity interest owned by Facet Italiana, as more particularly set forth on Schedule 4.04 (Facet S.A., Facet UK, Facet Iberica, Purolator GmbH, Facet BV, Facet Italiana and Facet FCE being hereinafter referred to individually as a "Foreign Subsidiary" and collectively as the "Foreign Subsidiaries"); and

         WHEREAS, Facet, through its filter products group, the U.S. Subsidiaries and the Foreign Subsidiaries are, collectively, engaged in the design, manufacture, marketing and distribution of a complete line of specialty filters and filtration products primarily for residential, commercial and industrial use in a wide range of market segments which include original equipment manufacturers, aftermarket distributors, retail distributors, contractors and aerospace, marine and military markets (hereinafter the "Filter Business"); and

         WHEREAS, the Sellers desire to sell the Filter Business to the Buyer and the Buyer desires to purchase the Filter Business from the Sellers with the following structure all in accordance with the terms and provisions of this
Agreement:


         A. Purchase by Buyer of the assets related to the Filter Business from Facet, PPAFC and G W Dahl and the assumption by Buyer of certain related liabilities; and

         B. Purchase by Buyer of all the capital stock of Facet Iberica and Purolator GmbH owned by Facet; and

         C. Purchase by Buyer from the applicable Seller of one hundred percent (100%) of the issued and outstanding capital stock of Facet S.A., GS Costa Mesa, Facet B.V., Facet UK and Facet Italiana (thereby acquiring indirectly all of the outstanding capital stock of Facet FCE, FACET USA, Facet Iberica and Purolator GmbH) (Facet S.A., GS Costa Mesa, Facet BV, Facet UK, Facet Iberica, Purolator GmbH, Facet Italiana, Facet

             FCE and FACET USA being sometimes referred to herein collectively as the "Transferred Subsidiaries"); and

         WHEREAS, prior to the Closing (as hereinafter defined) Sellers shall take all required actions to transfer all assets and liabilities of the Non-Filter Businesses (as such term is defined in Section 6.08) of Purolator GmbH, Facet UK and GS Costa Mesa (other than the capital stock of FACET USA) to Sellers or their affiliates and to declare and pay certain dividends from Facet Iberica to its shareholders all in accordance with the provisions of Section
6.08 of this Agreement;

                                 CONSIDERATION:

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the Sellers and the Buyer hereby agree as follows:


         ARTICLE 1 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.01 Assets to be Sold. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 3.01 hereof, (the "Closing" or "Closing Date"), Sellers will sell, convey, assign, transfer and deliver to Buyer (or to such subsidiary or affiliate of Buyer as Buyer may identify in writing to the Sellers not later than five (5) business days prior to the Closing Date), and Buyer (or such subsidiary or affiliate) will purchase, acquire and accept from Sellers, all right, title and interest of Sellers at the time of the Closing Date, free of all liens and encumbrances except Permitted Liens (as hereinafter defined) in and to every property and asset of the Sellers, of every kind, nature and description, real personal or mixed, tangible or intangible and wherever situated, which are used by Sellers primarily in the conduct of the Filter Business except for the Excluded Assets (as hereinafter defined) (such assets, other than the Excluded Assets, being hereinafter referred to as the "Assets"). The Assets shall include all of the assets of the Sellers shown or reflected on the unaudited February 28, 1999 balance sheet of the Sellers attached hereto as Schedule 1.01 (the "February 28 Balance Sheet") subject to changes thereafter in the ordinary course of business between the February 28 Balance Sheet and the Closing Date (but excluding the Excluded Assets) and shall include, without limitation, the following as the same shall exist on the Closing Date:

              (a) all right, title and interest of Mark IV in and to one hundred percent (100%) of the issued and outstanding capital stock and other equity interests of Facet S.A.;

              (b) all right, title and interest of Facet in and to one hundred percent (100%) of the issued and outstanding capital stock of GS Costa Mesa;

              (c) all right, title and interest of Mantronics in and to one hundred percent (100%) of the issued and outstanding capital stock of Facet UK;

              (d) all right, title and interest of Facet in and to one hundred percent (100%) of the issued and outstanding capital stock and other equity interests in Facet B.V. and Facet Italiana, 83.36% of the equity interests in Facet Iberica and 30% of the equity interest in Purolator GmbH;

              (e) all machinery and equipment, furniture and furnishings, tools, molds, tooling, dies, jigs and patterns, lab equipment, supplies and accessories, automobiles, trucks, vehicles and other tangible assets of the Sellers, wherever located, which are used by the Sellers primarily in the conduct of the Filter Business;

              (f) all inventories of the Sellers wherever located, which have been produced or acquired by Sellers in connection with the conduct by Sellers of the Filter Business, including, without limitation, all finished goods, work in progress, raw materials, spare parts, packaging and supplies;

              (g) all receivables of the Sellers which are attributable to the Filter Business including, without limitation, accounts receivable and insurance proceeds receivable;

              (h) all office supplies, production supplies, spare parts, advertising and promotional materials and supplies, other miscellaneous supplies, and other tangible property of the Sellers of any kind, wherever located, which are used by the Sellers primarily in the conduct of the Filter Business;

              (i) all leasehold interests of the Sellers in all manufacturing facilities, distribution facilities, warehouse facilities, sales offices and all other facilities owned or leased by Seller as are necessary for the conduct of the Filter Business (including, without limitation, the leasehold interests listed in Schedule 4.12) and used by the Sellers primarily in the conduct of the Filter Business and all right, title, and interest of the Sellers in the leasehold improvements and fixtures located therein and all appurtenances thereto;

              (j) all leasehold interests of the Sellers arising under all leases or rental agreements covering machinery, equipment, computer hardware, tools, supplies, furniture and fixtures, automobiles and trucks, fixed assets and other tangible assets used by the Sellers primarily in the conduct of the Filter Business including, without limitation, those listed on Schedule 4.13;

              (k) all of the real property owned by any of the Sellers and used in the conduct of the Filter Business as listed on Schedule 4.12(a);

              (l) all of the rights and benefits accruing to the Sellers under all sales orders, sales contracts, supply contracts, distributor agreements, agency agreements, employment agreements, purchase orders and purchase commitments made by the Sellers in the conduct of the Filter Business;

              (m) all operating, transportation and other licenses (including licenses of computer software) and permits of every kind and variety issued to or relied upon by the Sellers with respect to the Filter Business;

              (n) all confidentiality agreements and, more generally, all other agreements to which any of the Sellers is a party or by which any of the Sellers is bound and all other claims, choses in action, causes of action, rights of recovery, rights of set-off and other rights of every kind to the extent such rights and benefits are primarily related to the Filter Business;

              (o) all operating data and records, whether printed or electronic, which are used by the Sellers primarily with respect to the Filter Business, including, without limitation, customer lists, financial accounting and credit reports, personnel files, records pertaining to suppliers, distributors, customers and governmental agencies, correspondence, budgets and all other files, documents and records of or pertaining to the Filter Business;

              (p) all proprietary rights and intellectual property owned by the Sellers with respect to the Filter Business or used by the Sellers primarily in the conduct of the Filter Business, including, but not limited to: (i) all names, marks, slogans, caricatures, logos, sales brochures, instruction manuals and promotional graphics used by the Sellers in the conduct of the Filter Business including, without limitation, the right to use the name "Facet" and "G W Dahl" and any corporate symbols or logos incorporating "Facet" or "G W Dahl";
(ii) all patents, patent applications and invention disclosures used by Sellers primarily in the conduct of the Filter Business; (iii) all trademarks (whether registered or unregistered)and trademark applications used by Sellers primarily in the conduct of the Filter Business; (iv) all copyright registrations and applications used by Sellers primarily in the conduct of the Filter Business;
(v) all technical specifications and manufacturing and process information, trade secrets, research and development data, routing sheets, work standards, formulae (secret or otherwise), compound formulations, inventions, shop rights, know-how, confidential information, engineering and technical designs and drawings, discoveries, improvements, production processes, operating rights; (vi) all licenses for any of the above described intellectual property; and (vii) all other licenses and other similar intangible property and rights of the Sellers relating to the products, production processes or business of the Filter Business;

              (q) all transferable licenses, permits and authorizations issued or granted to Sellers by any governmental or other public agencies or authorities or by private parties, in each case, relating to the use or operation of the above described Assets or the conduct of the Filter Business, including, without limitation, all rights of Facet under a certain Trademark License Agreement dated February 26, 1999 by and between Purolator Products Company, a subsidiary of Arvin Industries, Inc. and Facet (the "Trademark License Agreement") and all rights of Facet under certain patent license agreements dated February 26, 1999 by and between Purolator Products Company and Facet (the "Purolator Patent License Agreement and the "Facet Patent License Agreement"), provided, however, that the Trademark License Agreement and the Purolator Patent License Agreement shall be subject to a certain sublicense of the rights to use the trademarks and patents referred to therein to Motor Components, LLC, whose membership interest is one hundred percent (100%) owned by Facet in the form attached hereto as Exhibit A (the "Facet Sublicense Agreement").

              (r) all prepaid items and deferred charges of the Sellers other than prepaid insurance premiums and any associated insurance coverage but including prepaid rentals, security deposits, taxes (other than prepaid income taxes) and other unbilled charges and deposits relating to the operation of the Filter Business; and

              (s) all goodwill and going concern value of the Filter Business.

         1.02 Excluded Assets. Notwithstanding anything contained in this Agreement, the parties acknowledge that the Assets to be sold to Buyer pursuant to Section 1.01 do not include the following assets (all of which are hereinafter referred to as the "Excluded Assets"):

              (a) all assets of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated owned directly by Mark IV, excepting only all the issued and outstanding equity interests of Mark IV in Facet S.A.;

              (b) all assets of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated of Facet that are not related to the Filter Business, including, without limitation, assets which are used primarily in the business conducted by its Fitzsimons Division;

              (c) all the issued and outstanding capital stock and other equity interest owned, directly or indirectly by Facet UK in Dayco Europe Ltd., Dayco PTI Ltd. and Caplugs Ltd. which will be distributed to Mantronics on or before the Closing as provided in Section 6.08;

              (d) all cash and cash equivalents and short-term investments of Facet and the U.S. Subsidiaries, including without limitation, bank accounts, certificates of deposit and treasury bills, together with all accrued interest thereon, except to the extent reflected on the Closing Balance Sheet (as hereinafter defined);

              (e) prepaid insurance premiums and any insurance coverage relating thereto (except as provided in Section 7.02) together with all other policies of insurance issued with respect to the Filter Business and its facilities;

              (f) insurance proceeds receivable with respect to the Filter Business in connection with damages suffered by destruction or theft of tangible personal property of the Filter Business but only if such tangible personal property has been repaired or replaced and the costs and expenses of such repair or replacement have been paid in full prior to the Closing Date;

              (g) prepaid income taxes and reserves, if any, attributable to the Excluded Assets or Excluded Liabilities (as hereinafter defined);

              (h) refunds of Taxes, the responsibility for which is allocated to Sellers pursuant to Sections 6.08, 8.05 and 8.12;

              (i) the rights to use the name Facet and various patents and trademarks associated with the Filter Business in connection with certain retained businesses of Sellers conducted by Motor Components, LLC as more specifically set forth in a certain license agreement between Buyer and Sellers in the form attached hereto as Exhibit B (the "Facet License Agreement");

              (j) any amounts that may be received or collected under the accounts receivable collection actions initiated by any Seller or Transferred Subsidiary as set forth on Schedule 4.15 to the extent such amounts are not included as assets on the Closing Balance Sheet; and

              (k) any assets of any of the Sellers or the Transferred Subsidiaries which are part of or used in the Non-Filter Businesses.


         1.03 Assumed Liabilities. Subject to the limitations contained in
Section 1.05 hereof, Buyer agrees to and will on the Closing Date assume and agree to pay, discharge or perform when lawfully due, all of the following liabilities (all of which are hereinafter collectively referred to as the "Assumed Liabilities" or separately as an "Assumed Liability"):

              (a) all liabilities and obligations of the Sellers, whether known or unknown, absolute or contingent, accrued or unaccrued or otherwise, to the extent that any such liabilities and obligations
(i) arise from the conduct by Sellers or the Transferred Subsidiaries of the Filter Business in the ordinary course prior to the Closing Date with respect to matters set forth in subparagraphs (b) through (i) hereof (except to the extent that any such liabilities are specifically identified in Section 1.05 below as "Excluded Liabilities"), or (ii) are reflected in the Closing Balance Sheet;

              (b) all liabilities and obligations of the Sellers which relate to periods or events after the Closing Balance Sheet Date (as hereinafter defined) pursuant to Leases and Personal Property Leases referred to in Sections 1.01(i) and 1.01(j);

              (c) all liabilities and obligations of the Sellers with respect to the letters of credit or performance bonds related to the Filter Business set forth in Schedule 1.03(c) and subject to the provisions of Section 7.03 of this Agreement;

              (d) all liabilities and obligations of Sellers (i) for payment of any severance pay or other termination benefits arising under the terms of any applicable laws and under the terms of any severance plan, policy or arrangement maintained by Sellers for the benefit of employees of the Filter Business (hereinafter referred to as the "Severance Obligations") which are described on
Schedule 1.03(d); (ii) arising under the terms of certain employment and severance contracts listed on Schedule 1.03(d) for those employees of the Filter Business listed therein, except to the extent of any stay bonus obligations for such employees arising solely from the consummation of the transactions provided for in this Agreement; and (iii) for payment of incentive compensation arising under the terms of the incentive compensation plans described in Schedule 1.03(d);

              (e) all liabilities and obligations arising under the terms of all sales contracts, supply contracts, distributor agreements, agency agreements, purchase orders, purchase commitments, sales orders, confidentiality agreements and, more generally, all other agreements of the Sellers pertaining to the Filter Business (except agreements or contracts relating primarily to the Excluded Assets or Excluded Liabilities);

              (f) any and all liabilities and obligations arising in connection with warranty claims, product replacement or recall claims with respect to any products of the Filter Business manufactured or sold prior to or after the Closing Balance Sheet Date;

              (g) any and all liabilities and obligations arising in connection with medical, dental or disability claims and related administrative costs for services incurred after the Closing Balance Sheet Date arising out of the Filter Business in respect of conditions existing either prior to or after the

Closing Balance Sheet Date, other than any liabilities and obligations for in-patient care incurred with respect to a continuous period that commences prior to the Closing Balance Sheet Date, but only in respect of active employees of the Filter Business on the Closing Balance Sheet Date, in each case including associated claims handling charges;

              (h) all obligations of Facet under the Trademark License Agreement, the Facet Sublicense Agreement, the Purolator Patent License Agreement and the Facet Patent License Agreement; and

              (i) all obligations of any Seller arising after the Closing Balance Sheet Date under the terms of the labor agreements listed on Schedule 1.03(i) (the "Collective /Bargaining Agreements").

         1.04 Disputed Assumed Liabilities. Buyer may dispute any Assumed Liability with the third party to whom such Assumed Liability is owed, in good faith, by appropriate proceedings. Buyer's election to dispute any Assumed Liability shall not in any way affect the obligations of Buyer, pursuant to
Section 11.04 to indemnify Sellers and their affiliates against Damages (as defined in Section 11.03) sustained or incurred by any of them arising out of or relating to such Assumed Liability, including by reason of Buyer's disputing such Assumed Liability.

         1.05 Excluded Liabilities. The Assumed Liabilities shall exclude and Buyer shall not assume or be liable for any of the following liabilities, contracts, commitments and other obligations of the Sellers as the same shall exist at the Closing Date (all of which liabilities, contracts, commitments and obligations are hereinafter referred to as the "Excluded Liabilities"):

              (a) any obligations and liabilities of Sellers arising under this Agreement;

              (b) any obligations of Sellers or the Transferred Subsidiaries for expenses incurred in connection with the sale of the Assets pursuant hereto or other transactions contemplated hereby, including without limitation, the fees and expenses of counsel, investment advisors and independent auditors;

              (c) any liabilities or obligations of Sellers or a Transferred Subsidiary to Mark IV or any of its subsidiaries or affiliates, except as may be provided in any transition services agreement necessary to implement the provisions of this Agreement;

              (d) any liability or obligation of Sellers or the Transferred Subsidiaries for borrowed money or any notes, bonds, indentures, mortgages or other contracts or agreements representing or evidencing such indebtedness or any guarantees thereof;

              (e) any liability of the Sellers not otherwise assumed by the Buyer pursuant to Section 1.03 hereof arising out of any actions, inactions, transactions by Sellers or events occurring after the Closing Date;

              (f) any liability arising out of the litigation or potential litigation described in Schedule 4.15, the defense or prosecution of which and all liability for damages, costs, fines and remedies related thereto shall be at the sole cost and liability of the Sellers;

              (g) all governmental liabilities and obligations arising prior to the Closing Date related to, associated with or arising out of the Sellers' or the Transferred Subsidiaries' ownership, operation, use or control of their respective assets and properties, whether arising under Environmental Laws or common law principles, including, but not limited to, any action by any governmental authority or any third party which seeks to impose or recover costs relating to the discharge, disposal, release, threatened release or escape of any Regulated Materials at, on or from (i) any real property now or previously owned or operated by Sellers or the Transferred Subsidiaries, including surface water, soil and groundwater thereon, thereunder or adjacent thereto; or (ii) any real property at which Regulated Materials (as defined in Section 4.19) generated by operations of Sellers or the Transferred Subsidiaries were sent or came to be present;

              (h) any liability, obligation or commitment relating to the Excluded Assets;

              (i) claims or obligations of Sellers or Transferred Subsidiaries with respect to workers' compensation or similar worker's protection arrangements with respect to illness or any injury occurring on or prior to the Closing Date;

              (j) any and all liabilities and obligations arising in connection with medical, dental or long-term disability and other claims arising and related administrative costs in respect of retired employees of the Filter Business on the Closing Balance Sheet Date or employees of the Filter Business who are not actively employed by the Filter Business on the Closing Balance Sheet Date;

              (k) any obligation for Taxes the responsibility for which is allocated to Sellers pursuant to Sections 6.08, 8.05 and 8.12;

              (l) any liability or obligation of any of the Sellers or the Transferred Subsidiaries arising in connection with any Non-ERISA Plan, Compensation Commitment or Plan (each as defined in Section 4.17) (except for the Severance Obligations, the employee contract obligations and incentive compensation obligations described in Schedule 1.03(d)); and

              (m) any liability or obligation of any of the Sellers or any of the Transferred Subsidiaries (arising under any law, incorporation document or by-law) to indemnify or hold harmless any present or former director, officer or employee of any of the Sellers or Transferred Subsidiaries in respect of breaches or alleged breaches of any duty owed by such director, officer or employee to any Seller or Transferred Subsidiary or any shareholder thereof.


                            ARTICLE 2 PURCHASE PRICE

         2.01 Purchase Price. The aggregate purchase price to be paid by the Buyer to the Sellers for the Assets shall be equal to One Hundred Thirty Six Million Two Hundred Fifty Thousand Dollars ($136,250,000) (the "Initial Purchase Price"), adjusted as described in this Article 2. For purposes of determining the amount which is payable by the Buyer to the Sellers at the Closing, the Initial Purchase Price shall be adjusted in the manner provided for in Section
2.04 hereof (the Initial Purchase Price, as adjusted pursuant to Section 2.04 hereof, being hereinafter referred to as the "Estimated Purchase Price"). The Estimated Purchase Price shall be adjusted in the manner provided by Section
2.06 hereof for purposes of determining the amount, if any, which is payable by Buyer to Sellers or by Sellers to Buyer after the determination of the amount of the

Closing Net Assets (as hereinafter defined) is made (the Estimated Purchase Price as adjusted pursuant to Section 2.06 hereof being hereinafter referred to as the "Final Purchase Price").

         2.02 Payment of Purchase Price. At the Closing, the Buyer shall pay or cause to be paid the Estimated Purchase Price (determined by adjusting the Initial Purchase Price in the manner provided for by Section 2.04 hereof) to the Sellers by wire transfer of immediately available funds to such account or accounts as are specified by Mark IV in writing not less than three (3) business days prior to the Closing Date. Any adjustments to the Estimated Purchase Price provided for by Section 2.06 to reflect the Final Purchase Price shall be paid by the Buyer to the Sellers or by the Sellers to the Buyer (as the case may be) as provided for in Section 2.06 hereof.

         2.03 Definitions Relating to Purchase Price Adjustments. For purposes of calculating the adjustments to the Initial Purchase Price and the adjustments to the Estimated Purchase Price provided for by this Article 2 and for purposes of this Agreement, the following terms shall have the following meanings:

              (a) Closing Balance Sheet means an unaudited statement as of August 31, 1999 (the "Closing Balance Sheet Date") prepared in the manner described on Schedule 2.03(e) and

Section 2.07 hereof, by Mark IV, delivered to Buyer in accordance with the provisions of 2.07 hereof and containing a written statement, in balance sheet format, of the Closing Net Assets, accompanied by a certification by the Chief Financial Officer of Mark IV that the Closing Balance Sheet presents fairly, in all material respects, the Net Assets of the Filter Business as of the Closing Balance Sheet Date on the basis of the accounting principles described in
Schedule 2.03(e) of this Agreement;

              (b) Closing Net Assets means, subject to Section 2.07 hereof, the Net Assets of the Filter Business determined, as of the Closing Balance Sheet Date, according to the principles set forth in Schedule 2.03(e) hereof and shall include any cash on hand as of the Closing Balance Sheet Date;

              (c) Closing Net Cash Balance means a statement as of the Closing Date prepared in accordance with the provisions of Section 2.03(e) and 2.07 hereof, accompanied by a certification by the Chief Financial Officer of Mark IV that the Closing Net Cash Balance presents fairly, in all material respects, the Net Cash Balance with respect to the Filter Business for the period beginning September 1, 1999 through the Closing Date;

              (d) Estimated Balance Sheet means an unaudited statement as of the Closing Balance Sheet Date, prepared by Mark IV and delivered to Buyer prior to the Closing Date, and containing a written statement, in balance sheet format, of Estimated Net Assets;

              (e) Estimated Net Assets means the Net Assets of the Filter Business determined according to the principles set forth in Schedule 2.03(e) hereof, as of the Closing Balance Sheet Date and set forth in the Estimated Balance Sheet;

              (f) Estimated Net Cash Balance means the Net Cash Balance with respect to the Filter Business determined as provided in Section 2.03(h) for the period beginning September 1, 1999 through the Closing Date;

              (g) Net Assets means the aggregate net assets of the Filter Business calculated, as of a specified date, in accordance with generally accepted accounting principles consistent with past practice; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of determining the amount of the Net Assets as of any specified date, the accounting principles and valuation criteria set forth in Schedule 2.03(e) shall be utilized for purposes of determining the amounts of the asset and liability categories set forth in such Schedule;

              (h) Net Cash Balance means the difference between the aggregate amount of loans, advances or other disbursements of cash or cash equivalents, directly or indirectly made with respect to the Filter Business by Mark IV for the period beginning September 1, 1999 though the Closing Date and the aggregate amount of the repayments, withdrawals, dividends, loans advances or other disbursements of cash made, directly or indirectly, to Mark IV with respect to the Filter Business for the period beginning September 1, 1999 through the Closing Date. and

              (i) Preliminary Net Assets means an amount equal to One Hundred Fifty Three Million Eight Hundred Thousand Dollars ($153,800,000).

         2.04 Calculation of Estimated Purchase Price. The Estimated Purchase Price shall be calculated as of the Closing Date by adjusting the amount of the Initial Purchase Price as follows:

              (a) if the Estimated Net Assets is: (i) greater than the Preliminary Net Assets, the Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of any such excess; or (ii) less than Preliminary Net Assets, the Initial Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such difference; and

              (b) if the Estimated Net Cash Balance is: (i) a positive number, the Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of the Estimated Net Cash Balance; or (ii) a negative number, the Initial Purchase

Price shall be decreased, on a dollar-for-dollar basis, by the amount of the Estimated Net Cash Balance.

         2.05 Pre-Closing Deliveries of Financial Information. Mark IV shall provide Buyer a copy of the Estimated Balance Sheet prior to the Closing. In addition, beginning September 1, 1999, Mark IV shall provide to Buyer, on a daily basis, a written statement of the Estimated Net Cash Balance. Mark IV shall also, promptly following a request from Buyer, provide to Buyer copies of such additional documents as may reasonably be requested by Buyer for the purpose of verifying the amount of the Estimated Net Assets as contained in the Estimated Balance Sheet which is delivered to the Buyer or for the purpose of verifying the statements of the Net Cash Balance which are provided to the Buyer.

         2.06 Post-Closing Adjustments.

              (a) The Final Purchase Price shall be based upon adjustments to the Estimated Purchase Price as set forth below. If the Closing Net Assets, (as determined as provided in Section 2.07) plus or minus the Closing Net Cash Balance (determined as provided in Section 2.07): (i) exceeds the Estimated Net Assets plus or minus the Estimated Net Cash Balance (the "Closing Excess"), then the Final Purchase Price shall be equal to: (A) the Estimated Purchase Price plus (B) the Closing Excess; or (ii) is less than the Estimated Net Assets plus or minus the

Estimated Net Cash Balance (the "Closing Deficiency"), then the Final Purchase Price shall be equal to: (A) the Estimated Purchase Price minus (B) the Closing Deficiency.

              (b) If the Final Purchase Price as calculated pursuant to the provisions of Section 2.06(a) above exceeds the Estimated Purchase Price, the amount by which the Final Purchase Price exceeds the Estimated Purchase Price shall be paid by Buyer to the Sellers. If the Final Purchase Price as calculated pursuant to Section 2.06(a) above is less than the Estimated Purchase Price, the amount by which the Estimated Purchase Price exceeds the Final Purchase Price shall be paid by the Sellers to the Buyer.

              (c) All payments required to be made pursuant to Section 2.06(b) above shall be paid to the party entitled to receive the same in cash or immediately available U.S. funds promptly, but in no event later than ten (10) business days following the determination of the Closing Net Assets as contemplated in Section 2.07 below, by delivery to such account as the party entitled to payment shall specify in writing, of an amount equal to the sum of any such payment together with interest thereon from, and including the Closing Date to, but excluding, the date of such payment at a variable rate per annum equal to the rate announced publicly by Bank of America National Trust and Savings Association from time to time as its "base rate". The date on which such payment shall occur is referred to herein as the "Supplemental Closing".

         2.07 Calculation of Closing Net Assets and Closing Net Cash Balance.

              (a) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Mark IV shall prepare and deliver to Buyer a proposed unaudited balance sheet containing a statement of the Closing Net Assets and Closing Net Cash Balance, determined according to the principles set forth in this Agreement (hereinafter the "Proposed Closing Balance Sheet" and the "Proposed Closing Net Cash Balance").

              (b) The Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance shall be subject to verification and examination by Buyer and, in order to facilitate such verification and examination, Mark IV shall, at such reasonable times and places as may be requested by Buyer, deliver copies of all supporting documents to Buyer and its representatives and provide to Buyer and its representatives the right to examine or take copies of any work papers used by Mark IV in the preparation of the Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance.

              (c) Buyer shall have a period of forty five (45) days after delivery of the Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance to Buyer to object to the

Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance in accordance with Section 2.07(d). If no objections are raised within such forty five (45) day period, the Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance shall be deemed to be accepted and approved by Buyer, the Closing Net Assets as contained in the Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance shall be deemed to be the Closing Net Assets and the Closing Net Cash Balance and any amounts required to be paid by
Section 2.06(a) hereof shall be paid by Sellers or Buyer, as the case may be, at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) business days following the expiration of such forty-five (45) day period, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Mark IV.

              (d) If Buyer shall disagree as to the accuracy of the Closing Net Assets or the Closing Net Cash Balance as contained in the Proposed Closing Balance Sheet and the Proposed Closing Net Cash Balance, Buyer shall present a written notice of such disagreement to Mark IV within the forty five (45) day period described in Section 2.07(c) specifying such disagreement. Following receipt of such notice by Mark IV, Buyer and Mark IV shall use their best efforts to promptly resolve the matter or matters in disagreement. If Mark IV and Buyer resolve the matter or matters in disagreement, Mark IV and Buyer shall either confirm or revise the original Proposed Closing Balance Sheet and the Closing Net Assets and/or the Proposed Closing Net Cash Balance, whereupon the statement of the Closing Net Assets and the Closing Net Cash Balance of the Filter Business as contained in the confirmed or revised Proposed Closing Balance Sheet and Proposed Closing Net Cash Balance, shall be deemed to be final and binding upon the parties hereto and any amounts required to be paid by Section 2.06(a) hereof shall be paid by Sellers or Buyer, as the case may be, at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) business days following the date Buyer and Mark IV resolve their disagreement with respect to the Proposed Closing Balance Sheet or the Proposed Closing Net Cash Balance or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Mark IV.

              (e) If Mark IV and Buyer are unable to resolve the matter or matters in disagreement within ninety (90) days following Mark IV's receipt of written notice from Buyer of Buyer's disagreement with the accuracy of the Closing Net Assets or the Proposed Closing Balance Sheet or the Proposed Closing Net Cash Balance, then the Buyer and Mark IV shall select a mutually acceptable, neutral, independent accounting firm (the "Arbitrator"), and submit such disputes to arbitration. The

Arbitrator shall decide all points in dispute according to the principles set forth in Section 2.03 above and provide written notice of its decision (which need not assert the basis therefor) within thirty (30) days of its appointment, and its determinations shall be final, conclusive and binding on Buyer and Sellers with respect to the final determination of the Closing Net Assets and the Closing Net Cash Balance. The fees and expenses of the Arbitrator shall be shared equally by Buyer and Sellers.

              (f) Notwithstanding anything to the contrary contained in this
Section 2.07, during the period that the determination of the Closing Net Assets or the Closing Net Cash Balance shall remain in dispute, neither party shall be required to pay to the other party the amount that would otherwise be payable hereunder if no such disagreement were to exist, provided, however, that in the event a net amount in excess of any amount in dispute hereunder shall be due from one party to the other, such net amount shall be payable pursuant to this Section as if no such disagreement were to exist.

              (g) During and with respect to the audit and reviews referred to in this Section 2.07, Sellers and Buyer shall: (i) fully cooperate with all reasonable requests of Mark IV or Buyer as the case may be; and (ii) upon reasonable request make available to Mark IV or Buyer, as the case may be, all work papers (excluding proprietary programs and information of Sellers and Buyer), supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Sellers) upon which the Closing Balance Sheet is prepared and the Closing Net Assets and the Closing Net Cash Balance is determined.

              (h) All fees and expenses of Sellers relating to the matters described in this Section 2.07 shall be borne by Sellers, and all fees and expenses of the Buyer relating to the matters described in this Section 2.07 shall be borne by Buyer.

                               ARTICLE 3 CLOSING

         3.01 Time and Place of Closing. Unless this Agreement has been terminated pursuant to the provisions of Section 12.01, the closing of the sale and purchase of the Assets as contemplated by this Agreement (the "Closing") shall take place at the offices of Lippes, Silverstein, Mathias & Wexler LLP, 700 Guaranty Building, 28 Church Street, Buffalo, New York, on the date hereof or at such other place, date and time as Mark IV and the Buyer may agree. For purposes of this Agreement, the date on which the Closing occurs is referred to as the "Closing Date". Sellers and Buyer agree that for the purposes of financial reporting and accounting (but not for Income Taxes), the transactions contemplated in this Agreement shall be deemed to have occurred on August 31, 1999.

         3.02 Deliveries by Sellers. At the Closing, Sellers will deliver to Buyer (unless previously delivered):

              (a) duly executed deeds (with transfer or documentary stamps attached thereto or submitted therewith), warranty bills of sale, endorsements, assignments, powers of attorney and other instruments, in such form as in each case is reasonably satisfactory to the parties hereto and their legal counsel and as shall be sufficient to vest in Buyer all of Sellers' right, title and interest in the Assets, without representation, warranty or recourse except as provided in this Agreement;

              (b) duly executed assignment and assumption agreements providing for the assignment of the Assumed Liabilities by the Sellers to the Buyer and for the assumption of the Assumed Liabilities by Buyer (such agreements being hereinafter the "Assignment and Assumption Agreements");

              (c) with respect to each Lease, a lessor consent and estoppel certificate duly executed and delivered by the lessor under each such Lease, substantially in form and substance acceptable to the parties hereto and their legal counsel;

              (d) to the extent applicable, a completed FIRPTA affidavit substantially in form and substance acceptable to the parties hereto and their legal counsel, executed by each Seller with respect to each parcel of owned Real Property, in favor of Buyer;

              (e) such other documents and instruments as are set forth in the Deed and Money Escrow Instructions/New York Style Closing Escrow Instructions, and as are reasonably required to effectuate the Closing contemplated under this Agreement, including, without limitation, any and all ALTA Statements, GAP Undertakings, 1099 Solicitations, affidavits and any such other title clearance documentation.

              (f) stock certificates and duly executed stock powers or equivalent documents under the laws of the applicable jurisdiction providing for the transfer of ownership of all the issued and outstanding stock of each of the Transferred Subsidiaries to Buyer or its nominee;

              (g) corporate minute books and stock ledgers, or the equivalent for each Transferred Subsidiary;

              (h) the written resignations of the officers and directors of each of the Transferred Subsidiaries;

              (i) the documentation identified in Article 10 hereof which is required to be delivered to Buyer in satisfaction of the conditions to the Buyer's obligation to close the transactions contemplated by this Agreement and any other documentation reasonably requested by Buyer; and

              (j) the duly executed Facet License Agreement and a duly executed agreement providing for the assignment and assumption of the Facet Sublicense Agreement by Buyer.

         3.03 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Sellers (unless previously delivered):

              (a) an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds to such account or accounts as may be designated by Mark IV in writing not less than three (3) business days prior to the Closing Date;

              (b) duly executed Assignment and Assumption Agreements;

              (c) the documentation identified in Article 9 hereof which is required to be delivered to Sellers in satisfaction of the conditions to the obligation of Sellers to close the transactions contemplated by this Agreement and any other documentation reasonably requested by Mark IV; and

              (d) a duly executed Facet License Agreement and a duly executed agreement providing for the assignment and assumption of the Facet Sublicense Agreement by Buyer.

         3.04 Joint Deliveries by Buyer, Sellers and/or Transferred Subsidiaries. At Closing, each party shall deliver to the other party the following documents in form and substance reasonably satisfactory to the other party:

              (a) with respect to each parcel of owned Real Property being transferred, Sellers shall prepare, and each party shall execute and deliver to the other party, real estate transfer and transaction tax declarations for each state, county and municipality (if and as required in each jurisdiction); and

              (b) Deed and Money Escrow Instructions/New York Style Escrow Instructions.

               ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers hereby, jointly and severally, represents and warrants to Buyer as follows:

         4.01 Organization of Sellers. Each of the Sellers is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as presently conducted. Each of the Sellers is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of such Seller to be so qualified would have a Material Adverse Effect (as hereinafter defined).

         4.02 Organization of the Transferred Subsidiaries. Each of the Transferred Subsidiaries is a corporation, duly incorporated and validly existing under the laws of the jurisdiction in which it was incorporated and has the corporate power and authority to carry on its business as presently conducted. Each of GS Costa Mesa and FACET USA is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of such Transferred Subsidiary to be so qualified would have a Material Adverse Effect.

         4.03 Authorization by Sellers. Each of the Sellers has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by each of such Sellers pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other documents and instruments to be executed and delivered by each of the Sellers pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of each such Seller and its shareholders. No other corporate act or proceeding on the part of the Sellers or any shareholders of any of the Sellers is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by each of the Sellers pursuant to this Agreement, or the consummation by each of the Sellers of the transactions contemplated hereby and thereby.

         4.04 Ownership of Transferred Subsidiary Equity Interests.

              (a) Schedule 4.04(a) attached hereto contains a statement of: (i) the total number, class and par value of each class of capital stock which each Transferred Subsidiary is authorized to issue; and (ii) the total number, class and par value of each class of capital stock of each Transferred Subsidiary which is issued and outstanding together with the identity of the owner (or owners) of all the issued and outstanding shares of each class of capital stock of each such Transferred Subsidiary;

              (b) Except as otherwise set forth in Schedule 4.04(a) attached hereto, each person or entity listed in Schedule 4.04(a) as owning any issued and outstanding capital stock of any Transferred Subsidiary is the owner of and has good and marketable title to such issued and outstanding capital stock of each of the Transferred Subsidiaries as set forth on Schedule 4.04(a), free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind or nature.

         4.05 Options or Other Rights. There is no existing subscription, option, warrant, call, commitment or other agreement entitling any third party to and there are no convertible or exchangeable securities of any of the Sellers or any of the Transferred Subsidiaries outstanding which, upon conversion or exchange would require the issuance of: (a) any additional shares of capital stock or other equity interests in or indebtedness of any of the Transferred Subsidiaries; or (b) any other securities convertible into or exchangeable for shares of capital stock or other equity interests in any of the Transferred Subsidiaries. None of the Transferred Subsidiaries is a party to any agreement which would require such Transferred Subsidiary to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other equity interests of such Transferred Subsidiary. None of the shares of the Transferred Subsidiaries is subject to any first refusal, repurchase or similar right.

         4.06 Organizational Documents. With respect to each Transferred Subsidiary, Mark IV has heretofore delivered or made available to the Buyer true and complete copies of the Certificate of Incorporation (or any other substantially equivalent documentation which has been filed, in connection with the organization of any such Transferred Subsidiary, with the governmental authorities of the jurisdiction in which any such Transferred Subsidiary has been incorporated or organized) (such Certificate of Incorporation or substantially equivalent documentation being referred to herein as "Incorporation Documents") and the By-Laws (or any other substantially equivalent documentation regulating the internal affairs of such Transferred Subsidiary) (such By-Laws or substantially equivalent documentation being referred to herein as the "By-Laws"). At Closing, Sellers will deliver to Buyer the original minute books of each Transferred Subsidiary, which shall contain all formal proceedings of the shareholders and directors of each such entity.

              4.07 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the other documents to be executed and delivered by Sellers to Buyer pursuant to this Agreement will constitute, valid and binding obligations of each of the Sellers, enforceable against each Seller in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

              4.08 No Violation. Except as set forth in Schedule 4.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation by any of the Sellers of the transactions contemplated hereby will:

              (a) violate any statute or law, or any rule or regulation of any governmental authority; or

              (b) violate any order, writ, injunction or decree of any court or governmental agency which is applicable to any of the Sellers, the Transferred Subsidiaries or the Assets; or

              (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon or trigger any first refusal, repurchase or similar right with respect to any of the Assets under any term or provision of: (i) the certificate of incorporation and by-laws of each of the Sellers; (ii) the Incorporation Documents and the By-Laws of any of the Transferred Subsidiaries; or (iii) any lease, contract, commitment, license, permit, authorization, understanding, arrangement, agreement or restriction of any kind or character: (A) to which any of the Sellers or any of the Transferred Subsidiaries is a party or may be bound; (B) to which the Assets may be subject, and (C) which, by its terms, cannot be terminated on less than ninety (90) days written notice without penalty or premium, except to the extent that the existence of any violation described in Sections 4.08(a), (b), or (c), above and the existence of any conflict, default, termination, acceleration of performance or creation of any lien, security interest, charge or encumbrance as described in Section 4.08(c), above would not have a Material Adverse Effect.

              4.09 Financial Statements. Mark IV has heretofore delivered to Buyer the unaudited February 28 Balance Sheet and Consolidated Income Statement Data for the three (3) fiscal years ending on February 28, 1999 (the "Income Data"). The February 28 Balance Sheet has been prepared in accordance with accounting principles consistent with past practice and the accounting principles set forth on Schedule 2.03(e) and fairly presents the assets and liabilities and financial condition of the Filter Business as of February 28, 1999. The February 28 Balance Sheet does not reflect any Excluded Assets or Excluded Liabilities. The Income Data has been prepared in accordance with the accounting principles set forth on Schedule 2.03(e) and Schedule 4.09 consistent with past practice and fairly presents the results of operations of the Filter Business in all material respects for the periods presented.

              4.10 Absence of Certain Changes. Except for the pre-closing transfer of assets as more particularly described in Section 6.08 hereof and except as and to the extent set forth in Schedule 4.10 attached hereto, from February 28, 1999 through the date hereof and through the Closing Date the operations of the Filter Business have been conducted in the ordinary course consistent with past practice and none of the Transferred Subsidiaries has or will have:

              (a) amended its certificate of incorporation or by-laws or, if applicable, its Incorporation Documents or its By-Laws; or

              (b) merged with or into or consolidated with any other person, firm, corporation or other entity; or

              (c) subdivided or reclassified any shares of its capital stock; or

              (d) issued, sold, purchased or redeemed or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any of its shares of capital stock or other equity interests;

              (e) declared or paid any dividends or declared or made any distributions of any kind (other than cash distributions) to its stockholders or other owners of any of its outstanding equity interests or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests or acquired any equity securities or options or rights to acquire equity securities of any person except for cash receipts remitted to Mark IV in connection with the ordinary cash management practices of Mark IV and any such transactions which may be engaged in by Mark IV with respect to the issued and outstanding stock of Mark IV, none of which transactions will adversely affect the Buyer's ownership of the Assets, or, directly or indirectly, of all the issued and outstanding stock and other equity interests of the Transferred Subsidiaries or the ability of any Seller to perform its obligations under this Agreement;

and, except as set forth on Schedule 4.10, none of the Sellers nor any of the Transferred Subsidiaries has or will have:

              (f) incurred any indebtedness for borrowed money (except for borrowings from Mark IV in the ordinary course of business and pursuant to Mark IV's ordinary cash management policies) or created or suffered to be created any liens, mortgages or encumbrances on any of the Assets other than Permitted Liens;

              (g) terminated or permitted to lapse any governmental consent, approval or license used in connection with the Filter Business, the absence of which would have a Material Adverse Effect;

              (h) entered into any material agreement for the sale of filter products, the purchase of inventory or supplies or in respect to the distribution of filter products which is not terminable by the Buyer after the Closing Date on not more than 90 days notice without penalty, except ordinary course agreements entered into prior to the date of this Agreement and those agreements between the date hereof and the Closing Date that have been approved in writing by Buyer;

              (i) entered into or amended any written employment agreement with any employee of the Filter Business; entered into or amended any agreement with any labor union or association representing any employee of the Filter Business or entered into or amended in any material respect (except as contemplated by this Agreement), any employee benefit plan or arrangement relating to any employees of any of the Filter Business;

              (j) suffered any adverse change in its financial condition, assets, liabilities or business other than changes which arise as a result of changes in the economy in general and changes which individually and in the aggregate do not have a Material Adverse Effect;

              (k) sold, transferred or otherwise disposed of any Assets, properties, or rights of the Filter Business other than in the ordinary course of the conduct of its business or canceled any claims which are material to the Filter Business;

              (l) disposed of or permitted to lapse any patent, patent application, trademark, trademark registration, trademark application, assumed name, service mark, trade name or copyright application, copyright registration or license which is used in the Filter Business (all of the foregoing being sometimes hereinafter referred to as "Intellectual Property Rights"), or permitted to lapse or is in breach of (or with notice, lapse of time or both will be in breach of or permit to lapse) any agreement under which it has any right or license to use any Intellectual Property Rights other than any of the foregoing which would not have a Material Adverse Effect;

              (m) made any single capital expenditure with respect to the Filter Business in excess of Twenty Five Thousand Dollars ($25,000.00) or made any commitment to make capital expenditures with respect to the Filter Business in excess of Twenty Five Thousand Dollars ($25,000.00), except for commitments to make such capital expenditures which have been made in the ordinary course of the business;

              (n) made any material change in any method of accounting or accounting practice or policy or in its manner of keeping its books, accounts or records with respect to the Filter Business;

              (o) made any material changes in the product warranty or return policies of the Filter Business;

              (p) granted any general increase in the compensation or benefits of any of its officers or employees with respect to the Filter Business other than in the ordinary course of business, (including any such increase pursuant to any bonus, pension, profit sharing, severance, medical and welfare or other plan or commitment);

              (q) made any loan or advance to any of its officers, directors or employees with respect to the Filter Business other than advances of expenses made in the ordinary course of its business;

              (r) sold or contracted to sell all or any portion of the Real Property; or

              (s) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 4.10.

         4.11 Title to Personal Property; Encumbrances; Etc. Except as set forth in Schedule 4.11 attached hereto, each of the Sellers has good and valid title to the personal property which it uses in connection with the conduct of the Filter Business and purports to own and, on the Closing Date, will have good and valid title to the personal property which it uses in connection with the conduct of the Filter Business and purports to own in each case, free and clear of any liens, charges or encumbrances other than Permitted Liens (as hereinafter defined). Except as set forth in Schedule 4.11 attached hereto, each of the Transferred Subsidiaries has good and valid title to the personal property which it purports to own and, on the

Closing Date, will have good and valid title to the personal property which it purports to own in each case, free and clear of any liens, charges or encumbrances other than Permitted Liens.

         4.12 Real Property.

              (a) Schedule 4.12(a) hereto contains a list of the common street address of each parcel of real property owned, used or held for use by the Sellers and the Transferred Subsidiaries in the conduct of the Filter Business (hereinafter the "Real Property") and includes a statement of: (i) whether such Real Property is owned or leased; (ii) in the case of any Real Property which is owned by any of the Sellers or any of the Transferred Subsidiaries, the identity of the record title owner of such Real Property; and (iii) in the case of any Real Property which is leased by any of the Sellers or any of the Transferred Subsidiaries from any third party, the identity of the lessee and the lessor of such Real Property.

              (b) Each of the Sellers and each of the Transferred Subsidiaries that is identified in Schedule 4.12(a) as the owner of any Real Property has or will have at the Closing Date good, marketable and insurable record title to the Real Property, which such Seller or such Transferred Subsidiary is identified as the owner of, free and clear of all liens, adverse claims, charges, covenants, conditions, restrictions and other encumbrances (collectively "Liens"), except: (i) certain Liens disclosed on
Schedule 4.12(b), but only such Liens as are approved in writing by Buyer upon review by Buyer; (ii) Liens for taxes, assessments and other governmental charges relating to the ownership of real property which are not yet due and payable, or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens which arise by operation of law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens; and (iv) Liens which do not materially impair or detract from the value of any of the Real Property or other Assets (collectively, "Permitted Liens").

              (c) With respect to each parcel of Real Property which is identified in Schedule 4.12(a) as being leased by any of the Sellers or any of the Transferred Subsidiaries, the Seller or the Transferred Subsidiary that is identified in Schedule 4.12(a) as the lessee of such Real Property has or will have at the Closing Date a valid and enforceable leasehold interest in such Real Property pursuant to a valid executed lease and, except as otherwise set forth in Schedule 4.12(c) attached hereto, there are no defaults (or events or conditions which, with notice, lapse of time or both would constitute a default) by any Seller or any Transferred Subsidiary under the terms of any lease of any Real Property or, to the knowledge of the Sellers and the Transferred Subsidiaries, with respect to the obligations of the lessor of such Real Property other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Prior to the date hereof, Sellers have delivered to Buyer true, correct and complete copies of each lease of any Real Property ("Leases") listed in Schedule 4.12(a) as leased.

              (d) Except as otherwise set forth in Schedule 4.12(d) attached hereto, the use, occupancy and ownership (or leasing) by any of the Sellers and any of the Transferred Subsidiaries of any buildings, structures or other improvements located at any Real Property which is identified in Schedule 4.12(a) is in compliance with all applicable laws, including, without limitation, any zoning ordinances or any other codes or regulations other than any noncompliance which would not impair the ability of the Seller, the Transferred Subsidiary, or the Buyer (as the case may be) to use such Real Property in a manner which is consistent with past practice and which would not have a Material Adverse Effect.

              (e) Except as otherwise set forth in Schedule 4.12(e) attached hereto, none of the Real Property is subject to any pending or, to the knowledge of Sellers, threatened condemnation or similar proceeding by any public or quasi-public agency or other authority which would materially impair the right or ability of the Seller or the Transferred Subsidiary that (as described in Schedule 4.12(a) attached hereto) is the owner or lessee of any such Real Property, to use such Real Property in a manner which is consistent with past practice.

              4.13 Leases of Personal Property. Schedule 4.13 attached hereto contains a list of each lease relating to any personal property used by any of the Sellers and any of the Transferred Subsidiaries in the conduct of the Filter Business which provides for annual lease payments in excess of Fifteen Thousand Dollars ($15,000.00) whose term is in excess of one (1) year and which is not cancelable upon thirty (30) or fewer days notice without any liability, penalty or premium (other than nominal cancellation fee or charge) (the "Personal Property Leases"). Prior to the date hereof, Sellers have delivered to Buyer true and complete copies of the Personal Property Leases including all amendments thereof and all modifications thereto. Except as set forth in
Schedule 4.13 attached hereto, no default (or event or condition which with notice, lapse of time, or both would constitute a default) has occurred under the terms of any of the Personal Property Leases with respect to the obligations of any of the Sellers or any of the Transferred Subsidiaries or, to the knowledge of Sellers, any other parties to such Personal Property Leases other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

         4.14 Patents, Trademarks, Trade Names, Etc.

              (a) Schedule 4.14(a) attached hereto contains a complete list and a general description of all patents, trademarks, service marks, trademark registrations, mask works, mask works registrations, trade names, assumed names, copyrights, copyright registrations and in each case applications therefore, and license agreements (other than license agreements relating to commercial off-the-shelf software) presently owned, held or used by the Sellers (in the conduct by the Sellers of the Filter Business) or owned, held or used by any of the Transferred Subsidiaries or with respect to which the Sellers (in the conduct by the Sellers of the Filter Business) or any of the Transferred Subsidiaries owns or holds any license (hereinafter collectively the "Patents and Trademarks"). Except as set forth in Schedule 4.14(a), the use by the Sellers and the Transferred Subsidiaries of the Patents and Trademarks or any other intellectual property in the Filter Business does not violate any provision of applicable law or infringe upon the rights of any person, firm, corporation or other entity in any way which individually or in the aggregate would have a Material Adverse Effect and none of the Sellers or the Transferred Subsidiaries has received notice of any claim of any such violation or infringement.

              (b) Except as set forth in Schedule 4.14(b) attached hereto: (i) the Patents and Trademarks constitute all of the intellectual property rights which are capable of being registered and which are: (A) owned by the Sellers or the Transferred Subsidiaries; or (B) used in the Filter Business; (ii) the entire right, title and interest in and to such Patents and Trademarks is owned by either the Sellers or the Transferred Subsidiaries; (iii) the Patents and Trademarks are sufficient to conduct the business and operations of the Filter Business as presently conducted in all material respects; (iv) there are no pending, or to the knowledge of any Seller or Transferred Subsidiary, threatened interferences, reexaminations, oppositions or protests and neither the Sellers nor any of the Transferred Subsidiaries knows of any basis for any such interference; (v) there are no disputes pending or, to the knowledge of Sellers, threatened with former or present employees of the Filter Business involving rights to any of the Patents and Trademarks or any other intellectual property rights used in the Filter Business by any Seller or Transferred Subsidiary; and
(vi) to the knowledge of Sellers, no person is infringing upon or has misappropriated any of the Patents and Trademarks, or any other intellectual property rights used by any Seller or Transferred Subsidiary in the conduct of the Filter Business. Notwithstanding anything above contained to the contrary, Sellers make no representations or warranties hereunder as to the availability to and use by Buyer of the Purolator Marks in the Trademark License Agreement with respect to new products or products not currently manufactured or sold in the Filter Business.

              4.15 Litigation. Except as set forth in Schedule 4.15 attached hereto with respect to the Filter Business, there are no actions, suits or written claims (including without limitation, product liability claims or claims that any of the Sellers or Transferred Subsidiaries has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 4.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or any arbitration tribunal pending or, to the knowledge of Sellers or the Transferred Subsidiaries, threatened against or involving any of the Sellers, any of the Transferred Subsidiaries or any of the Assets which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) relate to any of the Sellers or Transferred Subsidiaries and which, if adversely decided, would have a Material Adverse Effect.

         4.16 Banks and Brokers, Letter of Credit and Bond. Schedule 4.16 attached hereto sets forth with respect to the Filter Business the name of each bank, trust company, securities or other broker or other financial institution:
(a) with which the Sellers have any account, lock box, safe deposit box or vault for the exclusive purpose of providing or maintaining banking or other financial services to any of the Sellers; (b) with which any of the Transferred Subsidiaries has any account, lock box, safe deposit box or vault; and (c) with which any of the Sellers or Transferred Subsidiaries has an outstanding bond or letter of credit.

         4.17 Employee Benefit Plans.

              (a) U.S. Plans.

                  (i) Schedule 4.17(a) sets forth a list of each of the following to which each Seller or Transferred Subsidiary is a party or by which it is bound or pursuant to which it may be required to make any payment at any time with respect to current employees in the Filter Business located in the United States:

                     (A) other than those described in Schedule 4.17(b), each written retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, (the "Non-ERISA Plans"); and

                     (B) other than the Non-ERISA Plans and other than those described in Schedule 4.17(b), each written agreement, commitment, understanding, plan, policy or arrangement of any kind with or for the benefit of any current officer, director, employee (including, without limitation, each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control) (the "Compensation Commitments").

         True and complete copies of all written Non-ERISA Plans and Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Non-ERISA Plan and Compensation Commitment have been delivered or made available to Buyer.


              (ii) Schedule 4.17(a) attached hereto sets forth a list, for each Seller or Transferred Subsidiary with respect to employees located in the United States in the Filter Business of:

                     (A) each plan, fund or program constituting an "employee welfare plan" (hereinafter the "Employee Welfare Plans") within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance and long term disability insurance programs; and
                     (B) each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (the "Employee Pension Plans") including, without limitation, pension, profit sharing, and 401(k) retirement plans;

         which is maintained, assumed or contributed to by any of the Sellers or Transferred Subsidiary for the benefit of any of its current or former employees in the Filter Business (individually and collectively, the "Plans").

              (iii) Except as otherwise set forth in Schedule 4.17(a) attached hereto, Sellers have previously delivered to Buyer: (A) complete copies of all plan documents which set forth the terms of each of the Plans and where applicable, complete copies of any related trusts and insurance or annuity contracts or policies, if any; (B) a general description of any of the Plans with respect to which no formal plan document has been adopted; and (C) where applicable, the most recent Form 5500, as filed with the Internal Revenue Service ("IRS") together with all attachments thereto, relating to the Plans.

              (iv) To the knowledge of Sellers and the Transferred Subsidiaries, each of the Plans which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, (the "Code") or otherwise conform to the requirements of the Code and ERISA is in compliance with the applicable requirements of the Code and ERISA and, to the knowledge of Sellers, has been administered in substantial compliance with the applicable requirements of the Code and ERISA.

              (v) Except as set forth in Schedule 4.17(a) attached hereto, (A) to the knowledge of Sellers, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Plans; (B) to the knowledge of Sellers, neither the Sellers nor any of the Transferred Subsidiaries have incurred, directly or indirectly, any liability under Title IV of ERISA (other than, in the case of Mark IV, liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course for which Buyer will have no liability); (C) to the knowledge of Sellers, no reportable event (within the meaning of Section 4043 of ERISA) has occurred at any time during the last five
         (5) years or is expected to occur with respect to any of the Plans which are subject to Title IV of ERISA (except for plan mergers which have occurred with respect to certain of the employee pension plans which mergers have not had any material adverse effect on the ability of such Plans to pay to employees in the Filter Business that are participants in such Plans, the amount that employees in the Filter Business have accrued under such Plans); (D) none of the Plans has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan;
         (E) none of the assets of the Sellers or any of the Transferred Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; (F) none of the Sellers and none of the Transferred Subsidiaries have been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; (G) none of the Plans is a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Sellers or any of the Transferred Subsidiaries could incur liability under Sections 4063 or 4064 of ERISA or (H) to the knowledge of Sellers none of the Sellers or Transferred Subsidiaries have incurred any liability resulting from a violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code with respect to any current or former employees of the Filter Business.

              (b) Foreign Plans. With respect to the supplementary pension plans for employees of Facet UK and any other non-governmental foreign pension plan maintained by the Transferred Subsidiaries or any of their affiliates, reasonable reserves have been or will be established on the Closing Balance Sheet in accordance with United States generally accepted accounting principles. The aggregate unfunded liabilities after giving effect to such reserves for such liabilities, with respect to such plans, will not result in a material unrecorded liability on the Closing Balance Sheet Date. Except as set forth in Schedule 4.17(b), Sellers have previously delivered or made available to Buyer (i) information relating to statutory employee benefits and (ii) copies of all other written employee benefit plans and programs maintained or contributed to in respect of any foreign employee (the "Foreign Employee Benefit Plans") of any of the Sellers or any of the Transferred Subsidiaries. To the knowledge of Sellers, each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened against the Sellers, any Transferred Subsidiary or any of their affiliates with respect to any Foreign Employee Benefit Plan.

         4.18 Consents and Approvals. Except for consents listed in Schedule
4.18 and 4.19(a) attached hereto, including, without limitation, any consents that may be applicable under the laws of any foreign jurisdiction and for the filing of pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby or the operation of the Filter Business by Buyer or its designees on the Closing Date, except where the failure to obtain any such permit, consent, approval or authorization or where the failure to make any such declaration, filing or registration would not have a Material Adverse Effect.
Schedule 4.18 attached hereto also contains a list of all such consents, approvals, authorizations, declarations, filings, or registrations ("Permits and Consents") which, to the knowledge of Sellers, are required to be obtained by any of the Sellers or any of the Transferred Subsidiaries from any governmental agency or authority in connection with their conduct of the Filter Business.

         4.19 Environmental Protection.

              (a) Except as set forth in Schedule 4.19(a) attached hereto, each Seller and each Transferred Subsidiary with respect to the conduct of the Filter Business has obtained all permits, licenses and other authorizations which: (i) are required to be obtained by any such Seller or Transferred Subsidiary under all



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

federal, state, local and foreign laws relating to human health, safety, pollution or protection of the environment, (hereinafter referred to as "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any substances identified in any such Environmental Laws (such substances being hereinafter referred to as "Regulated Materials"); and (ii) relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Regulated Materials, except for those permits, licenses or other authorizations required to be obtained by any Seller or Transferred Subsidiary under the terms of the Environmental Laws which, if not obtained, would not have a Material Adverse Effect.

              (b) Except as set forth in Schedule 4.19(b) attached hereto, to the knowledge of Sellers, each Seller and each Transferred Subsidiary with respect to the conduct of the Filter Business, is in compliance with: (i) all terms and conditions of all permits, licenses and authorizations required under the terms of any Environmental Laws; (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any of the Environmental Laws as applicable to such Seller or Transferred Subsidiary; and (iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to such Seller or Transferred Subsidiary and issued, entered, promulgated or approved under any of the Environmental Laws except for failures to comply which do not have a Material Adverse Effect.

              (c) Except as set forth in Schedule 4.19(c) attached hereto, neither Sellers nor any of the Transferred Subsidiaries has, with respect to the Filter Business, received any written notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any Seller or any Transferred Subsidiary relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated Material: (i) will interfere with or prevent compliance or continued compliance by any of the Sellers or any of the Transferred Subsidiaries with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) will give rise to any common law or legal liability; or (iii) will otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, unless the alleged violation or noncompliance with any Environmental Laws which forms the basis of any notice described above in this Section 4.19(c), if uncured or unsettled, could not reasonably be expected to have a Material Adverse Effect.

              (d) Except as set forth in Schedule 4.19(d) attached hereto, with respect to the Filter Business there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of Sellers, threatened against any Seller or any Transferred Subsidiary and relating in any way to any violation of any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

              (e) None of the Real Property, or any real property formerly owned or operated by Sellers or any Transferred Subsidiary with respect to the Filter Business, is listed on or, to the knowledge of Sellers, has been proposed for listing on the National Priorities List, the CERCLIS or any similar list of sites of suspected or known environmental contamination including the release of any Regulated Material maintained by any governmental agency. Except as set forth on Schedule 4.19(e), no Seller or any Transferred Subsidiary with respect to the Filter Business has been named as a "potentially responsible party" with respect to, or received any request or demand from any party concerning, its potential involvement in or at any site at which conditions exist which may give rise to remedial action under any applicable Environmental Laws.

         4.20 Insurance. Schedule 4.20 attached hereto, to the knowledge of Sellers, contains a general description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Sellers or any Transferred Subsidiary and issued with respect to or covering risks associated with the assets, properties or business of the Filter Business. Except as set forth in Schedule 4.20, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 4.20, neither Sellers nor any Transferred Subsidiary has any reason to believe that any events have occurred which will cause any such cancellation or any increase in premium costs with respect to such policies. Such policies are valid, outstanding and enforceable policies, will remain in full force and effect through the respective dates set forth in Schedule 4.20 without the payment of additional premiums and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement except to the extent set forth in Schedule 4.20.

         4.21 Contracts and Commitments.

              (a) Except for leases required to be disclosed pursuant to Sections 4.12 and 4.13 hereof, Plans or Foreign Benefit Plans required to be disclosed pursuant to Section 4.17 hereof and insurance policies required to be disclosed by Section 4.20 hereof, Schedule 4.21(a) attached hereto contains a list of each contract, subcontract, agreement, commitment, option, note, bond, mortgage, indenture, deed of trust, guarantee, franchise or license applicable to the Filter Business which:

                   (i) (A) requires aggregate payments in excess of One Hundred Thousand Dollars ($100,000.00); (B) contains the terms and conditions:
         (I) upon which any person is employed or engaged as an officer, employee, general manager, or consultant; or (II) upon which any severance or other termination payments are payable; (C) provides preferential rights to purchase any material quantity of any assets;
         (D) limits the freedom of any party to engage in any business in any geographic area; (E) contains any "change in control", provision which would be breached by the consummation of the transactions contemplated by this Agreement; (F) contains the terms of any guaranty of the payment or performance of any liabilities or obligations, the cost of the payment or performance of which liabilities or obligations exceeds, in the aggregate, an amount equal to One Hundred Thousand Dollars ($100,000); (G) creates any lien, claim or encumbrance on or with respect to any Asset or any property or asset of any of the Transferred Subsidiaries other than Permitted Liens; or (H) restricts the ability of any Transferred Subsidiary to pay dividends or to make any other distributions to the holders of its equity securities; and to which

                   (ii) any Seller or any Transferred Subsidiary is a party to or the beneficiary of (hereinafter individually referred to as a "Filter Business Contract" and collectively as the "Filter Business Contracts");


              (b) Prior to the date hereof Sellers have delivered or otherwise made available to Buyer, true and complete copies of the Filter Business Contracts including all amendments thereof and modifications thereto;

              (c) Except as set forth in Schedule 4.21(c) attached hereto, to the knowledge of Sellers, each of the Filter Business Contracts are valid, binding and in full force and effect and enforceable in accordance with its terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought and (iii) the inability to effect such enforcement would not individually or in the aggregate have a Material Adverse Effect;


              (d) Except as set forth in Schedule 4.21(d) attached hereto, none of the Sellers or Transferred Subsidiaries is in default (and no event or condition exists which, with notice, lapse of time or both would constitute a default) with respect to the obligations of any Seller or Transferred Subsidiary under any of the Filter Business Contracts and, to the knowledge of Sellers, there is no basis for any claim that any other party to any of the Filter Business Contracts is in default with respect to its obligations under such Filter Business Contracts, except for defaults which would individually or in the aggregate not have a Material Adverse Effect; and

              (e) To the knowledge of Sellers, all other agreements, arrangements and understandings which any of the Sellers or Transferred Subsidiaries is a party to are in full force and effect and are valid and binding obligations of the applicable Transferred Subsidiary, except to the extent that the failure of any such contract to be valid and binding would not individually or in the aggregate have a Material Adverse Effect.

         4.22 Tax Matters.

              (a) Except as set forth in Schedule 4.22 attached hereto:

                   (i) each of the Sellers: (x) has filed or caused to be filed with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed by such entity prior to the date hereof with respect to the respective operations and assets related to the Filter Business for all periods ending on or prior to the date hereof, (y) has timely paid, or caused to be paid in full, all Taxes (as hereinafter defined) due and payable with respect to such Tax Returns (or has provided for all such Taxes in its February 28 Balance Sheet or the Closing Balance Sheet), and (z) to the knowledge of Sellers, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing, has made due and sufficient current accruals for such Taxes in such financial statements. Each of the Transferred Subsidiaries: (x) has filed or caused to be filed with the appropriate governmental agencies all Tax Returns required to be filed by such entity prior to the date hereof with respect to all of its operations and assets for all periods ending on or prior to the date hereof, (y) has timely paid, or caused to be paid in full, all Taxes due and payable with respect to such Tax Returns (or has provided for all such Taxes in its February 28 Balance Sheet or the Closing Balance Sheet), and (z) to the knowledge of Sellers with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing, has made due and sufficient current accruals for such Taxes in such financial statements. None of the Sellers file any Tax Returns with respect to the operations of the Filter Business in any jurisdiction other than those set forth in Schedule 4.22. None of the Transferred Subsidiaries file any Tax Returns in any jurisdiction other than those set forth in Schedule 4.22.

                   (ii) No issue relating to any Transferred Subsidiary has been raised in writing by any taxing authority in any audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing Date). To the knowledge of Sellers, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of,

         Taxes due from or with respect to any Transferred Subsidiary for any taxable period, and no power of attorney granted by or with respect to any Transferred Subsidiary relating to Taxes is currently in force. Sellers have previously delivered to Buyer true and complete copies of
         (y) all audit reports issued within the last three years relating to the United States federal, state, local or foreign Taxes with respect to the Transferred Subsidiaries and (z) that portion of the consolidated United States federal Income Tax Returns and those state, local and foreign Income Tax Returns for each of the last three taxable years, pertaining to any of the Transferred Subsidiaries.

                   (iii) To the knowledge of Sellers, no audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending with respect to any Taxes due from or with respect to any Transferred Subsidiary or any Tax Return filed by or with respect to any Transferred Subsidiary. No assessment of Tax has been proposed in writing against any Transferred Subsidiary or any of their respective assets or properties.

                   (iv) There are no Liens for Taxes with respect to the Transferred Subsidiaries, or, in the case of the Sellers, upon the assets of the Filter Business, except for

         Liens relating to current Taxes not yet due and payable or Liens for Taxes being contested in good faith (which contests are described in Schedule 4.22).

                   (v) None of the Sellers with respect to the Filter Business or the Transferred Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Tax purposes.

                   (vi) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been made or filed by or with respect to any Transferred Subsidiary or any of their respective assets or properties. None of the assets or properties of the Sellers or any Transferred Subsidiary is an asset or property that is or will be required to be treated as being (y) owned by any person (other than such Seller or such Transferred Subsidiary) pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or any similar provision of any state, local, or foreign law, or
         (z) tax-exempt use property within the meaning of section 168(h)(l) of the Code or any similar provision of any state, local, or foreign law.

                   (vii) To the knowledge of Sellers, each of the Transferred Subsidiaries has duly and timely withheld and paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid over (or has provided for such Taxes in the February 28th Balance Sheet or the Closing Balance Sheet) for all periods prior to the Closing Date under all applicable laws and regulations.

                   (viii) As of the Closing no Transferred Subsidiary shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement with Mark IV or any of Mark IV's subsidiaries or affiliates.

                   (ix) Except as may be included among the Severance Obligations and employee contract obligations set forth on Schedule 1.03(d), there is no contract or agreement, plan or arrangement by the Sellers or any Transferred Subsidiary covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer or any Transferred Subsidiary by reason of section 28OG of the Code or any similar provision of any state, local, or foreign law.


                   (x) To the knowledge of Sellers, there are no Tax rulings, requests for rulings, closing agreements or settlements with applicable taxing authorities relating to the Sellers or any Transferred Subsidiary which could affect the liability of the Buyer or its affiliates (including the Transferred Subsidiaries) for Taxes for any period after the Closing Date.

              (b) For the purposes of this Agreement: (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, turnover, sales and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States or any foreign jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof; (ii) "Income Taxes" shall mean all taxes (including any interest, penalties or additions attributable or imposed on or with respect to such taxes) imposed by the United States or any other jurisdiction or by any state, province, county, local or other government, taxing authority or subdivision thereof, solely with respect to any income or gains of any Seller or any of the Transferred Subsidiaries excluding, specifically, any sales taxes, transfer taxes, real or personal property taxes; and (iii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on any Seller or a Transferred Subsidiary) or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         4.23 Labor Relations; Employees. Schedule 4.23 attached hereto contains a list of each contract or other agreement between any Seller or Transferred Subsidiary and any labor union or other association representing any United States or foreign employees of the Filter Business (each such contract being hereinafter referred to as a "Labor Agreement"). Prior to the date hereof, Sellers have delivered to the Buyer true and complete copies of each Labor Agreement listed in Schedule 4.23 attached hereto. Except as set forth in
Schedule 4.23 attached hereto, with respect to the Filter Business, none of the Sellers or Transferred Subsidiaries has, at any time during the last three (3) years, experienced any labor disputes or any work stoppage, slow down, picketing or lockout. In addition, except to the extent set forth in Schedule 4.23 attached hereto, with respect to the Filter Business in the United States: (a) there is no unfair labor practice charge, or complaint or other action against any of the Sellers or Transferred Subsidiaries pending or, to the knowledge of Sellers, threatened before the National

Labor Relations Board, and none of the Sellers or Transferred Subsidiaries is subject to any order to bargain by the National Labor Relations Board and with respect to United States and foreign employees in the Filter Business; (b) there is no, and during the past three (3) years there has not been any, labor strike, slow down, picketing or lockout or work stoppage actually pending or, to the knowledge of Sellers, threatened against or affecting any Seller or Transferred Subsidiary; (c) no question concerning representation is pending or, to knowledge of the Seller or the Transferred Subsidiaries, is threatened respecting employees of any of the Sellers or Transferred Subsidiaries; and (d) no written grievance which might have a Material Adverse Effect is pending.

         4.24 Customers and Suppliers. Except as disclosed in Schedule 4.24, to the knowledge of Sellers, none of the Sellers or any of the Transferred Subsidiaries is engaged in any dispute with any material customer or supplier associated with the Filter Business except for disputes which occur in the ordinary course of business and disputes between customers or suppliers of any of the Sellers or Transferred Subsidiaries which, individually or in the aggregate, will not have a Material Adverse Effect.

         4.25 Compliance with Law. Except for matters pertaining to the Plans which are disclosed on Schedule 4.17 and matters pertaining to Environmental Laws which are disclosed on Schedule 4.19, the Filter Business is being operated in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions, domestic and foreign, and agencies thereof, having jurisdiction over the Filter Business, including, without limitation, such laws, regulations and requirements relating to employment of unauthorized aliens, antitrust, consumer protection, currency exchange, foreign corrupt practices, equal opportunity, health, occupational safety, pension and securities, except for deviations from such laws arising from the operations of the Sellers or the Transferred Subsidiaries which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 4.25 attached hereto, none of the Sellers or Transferred Subsidiaries has received any written notification of any asserted failure by any of the Sellers or Transferred Subsidiaries to comply with any such laws, rules or regulations applicable to the Filter Business.

         4.26 Brokers and Finders. Except as set forth in Schedule 4.26 attached hereto, neither Sellers nor any of their officers, directors or employees, as the case may be, nor any of the Transferred Subsidiaries, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement. Sellers will be solely responsible for the fees payable to any persons listed on Schedule 4.26.

         4.27 Product Warranties. The standard product or service warranties, indemnifications and guarantees which each of the Sellers and Transferred Subsidiaries extends to its customers in the ordinary course of the conduct of the Filter Business, copies of which have been delivered to Buyer, are identified in Schedule 4.27 attached hereto. Schedule 4.27 also contains a general description of any product or service warranties extended by any of the Sellers or Transferred Subsidiaries to any customer of the Filter Business, the terms of which are materially different from the standard product or service warranties otherwise described in Schedule 4.27 attached hereto. No warranties are now in effect or outstanding with respect to products or services manufactured, produced or performed by any of the Sellers or Transferred Subsidiaries in the ordinary course of conduct of the Filter Business, except for warranties implied by law and warranties of the types identified in Schedule
4.27 attached hereto.

         4.28 Potential Conflicts of Interest. Except as set forth in Schedule
4.28 attached hereto, the Filter Business does not involve any contract, agreement or arrangement (excluding employment agreements and rights arising under any of the Plans) providing for the purchase or sale of any goods or services or relating to any interest in any property, whether real or personal, or tangible or intangible between (a) any Seller and any Transferred Subsidiary; (b) any Seller and any officer, director or shareholder of any Transferred Subsidiary, or (c) any Transferred Subsidiary and any officer, director or shareholder of any Transferred Subsidiary. Except as set forth in Schedule 4.28 attached hereto, none of the officers or directors of Sellers and none of the shareholders, officers or directors of any Transferred Subsidiary has any cause of action or other claim whatsoever against any Transferred Subsidiary or the Filter Business.

         4.29 Year 2000. Except as set forth on Schedule 4.29 attached hereto, Sellers reasonably believe that the software and computer equipment (collectively the "Systems") used in the Filter Business (including, without limitation, manufacturing, HVAC, telephone and other communication equipment and other machinery and equipment with embedded computer chips or other computer devices) are Y2K Compliant (as defined below) except to the extent that the failure of such Systems would not have a Material Adverse Effect. Sellers have described to Buyer the steps Sellers have taken to make the material Systems used in the Filter Business Y2K Compliant. Sellers make no representations hereunder that the Systems of any customers, suppliers, vendors or outside manufacturers of the Filter Business are Y2K Compliant. For purposes of this Agreement, Y2K Compliant means with respect to a System that such System will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing or receiving (i) date-related data into and between the year 1999 and years thereafter and (ii) date-related data in connection with any valid date in 1999 and such subsequent years.

         4.30 Availability of Assets. Except as set forth in Schedule 4.30 and except for the Excluded Assets, the Assets and the assets owned or leased by the Transferred Subsidiaries constitute all the assets used in the Filter Business (including, but not limited to, all books, records, computers and computer programs and data processing systems).

         4.31 Disclosure.

              (a) None of the representations or warranties of Seller contained herein, and none of the information contained in Schedule 4.31 or in the other Schedules referred to in this Article 4, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

              (b) Except as expressly set forth in this Agreement, Buyer acknowledges that Sellers have not made any representation or warranty, express or implied, (including those referred to in Section 2-312 of the NYS Uniform Commercial Code or in any statute applicable to real property) regarding Sellers, the Assets or the Assumed Liabilities, and except as set forth in this Agreement Sellers will not have or be subject to any liability to Buyer resulting from the distribution to Buyer, or Buyer's use, of any information not contained in this Agreement, or contained or referred to in the Schedules hereto.

         4.32 Representations and Warranties on the Closing Date; Disclosure. The representations and warranties contained in this Article 4 shall be true and complete on and as of the Closing Date with the same force and effect as though made on the Closing Date. Disclosure of any fact or information in any Schedule required by this Article 4 shall be deemed for purposes of this Agreement to be disclosure on any other Schedule required by any Section of this Agreement on which such item could have been listed pursuant to this Agreement.

               ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

         5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to carry on its business as presently conducted.

         5.02 Authorization by Buyer. The Buyer has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. No other corporate act or proceeding on the part of Buyer or its stockholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement or the consummation of the transactions contemplated hereby and thereby.

         5.03 Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the other documents and instruments to be executed and delivered by

Buyer to Sellers will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.04 No Violation. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) violate any statute or law, or any rule or regulation of any governmental authority; (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under) or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of Buyer under any term or provision of: (i) the Certificate of Incorporation or By-Laws of Buyer; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

         5.05 Litigation. There are no actions, suits or claims or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or arbitration tribunal pending, or, to the knowledge of Buyer, threatened against or involving Buyer which seek to prevent the consummation of the transactions contemplated by this Agreement.

         5.06 Consents and Approvals. Except for the filing of pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder and any consent that may be applicable under the laws of any foreign jurisdiction, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

         5.07 Brokers and Finders. Except as set forth in Schedule 5.07, neither Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.


                         ARTICLE 6 COVENANTS OF SELLERS

         6.01 Access Pending the Closing Date. Sellers will: (a) grant to Buyer and its counsel, accountants and other representatives, reasonable access during normal business hours to the facilities relating to the Filter Business and each parcel of Real Property which is used by the Sellers or Transferred Subsidiaries in the conduct of the Filter Business and to all properties, books, contracts, commitments and records of Sellers relating to the Filter Business and each of the Transferred Subsidiaries; and (b) furnish Buyer and its representatives all such information as Buyer or its representatives may reasonably request concerning the Filter Business and the business and assets of the Sellers and Transferred Subsidiaries in the Filter Business.

         6.02 Conduct of Business Prior to the Closing. During the period commencing on the date hereof and ending on the Closing Date: (a) Sellers have not taken any action; and (b) in the case of the Transferred Subsidiaries, Sellers will take any and all action necessary to prevent each of the Transferred Subsidiaries from taking any action that would, in any such



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

case, cause any of the representations and warranties contained in Article 4 to be untrue as of the Closing Date. In addition, during the period beginning on the date hereof and ending on the Closing Date: (w) Sellers will use their reasonable best efforts and (x) in the case of the Transferred Subsidiaries, Sellers will take such action as may be necessary with respect to the Filter Business to cause each Transferred Subsidiary to use its reasonable best efforts to keep intact the business organization and reputation of each such Transferred Subsidiary and to preserve for the Buyer the goodwill of the suppliers, customers, distributors, sales representatives, employees and others having business relations with the Filter Business.

         6.03 Termination of Benefit Accruals Under Defined Benefit Plans and Defined Contribution Plans. Mark IV agrees that, prior to the Closing Date or as soon as practicable thereafter, Mark IV shall amend the terms of the master defined benefit pension plan maintained by Mark IV and known as the Mark IV Industries, Inc. and Subsidiaries Employees Retirement Income Fund (hereinafter the "Master Defined Benefit Plan"): (a) to provide that participants therein who are employees of the Filter Business immediately prior to the Closing Date ("Filter Participants") shall cease to accrue benefits thereunder for any purpose on the Closing Date (or such earlier date as Mark IV and Buyer may subsequently agree to in writing), (b) to provide that



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

each Transferred Subsidiary participating in the Master Defined Benefit Plan shall cease participating as of the Closing Date, and (c) to provide that Filter Participants shall be fully vested (i.e., one hundred percent (100%) vested) in their accrued benefits under the Master Defined Benefit Plan. Mark IV agrees to take, or cause each of the Transferred Subsidiaries to take, prior to the Closing Date, any and all actions (including, without limitation, the delivery of any notices required under ERISA and the Code and the timely filing of all required filings with any government agency), which are necessary or reasonably required to effectuate the intent of this Section 6.03.

         6.04 Names. On or prior to the Closing Date or as promptly thereafter as may be required, each of Facet, PPAFC and G W Dahl shall take all steps necessary to change its corporate name to a name which does not contain the word "Facet", "Purolator", "G W Dahl" or any words or phrases confusingly similar to such words.

         6.05 No Solicitation. Sellers shall not and shall take any and all action necessary to prevent any of their respective directors, officers, employees or agents and any directors, officers, employees or agents of the Transferred Subsidiaries from directly or indirectly, encouraging, soliciting, initiating or entering into any discussions or negotiations concerning any disposition of all or any material portion of the Filter



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Business by a sale of capital stock, assets or otherwise (other than pursuant to this Agreement), or any proposal therefor, or from furnishing or causing to be furnished any information concerning the Filter Business to any party in connection with any transaction involving the acquisition of all or any material portion of the Filter Business by any person other than the Buyer.

         6.06 Non-Competition. As a part of the inducement to Buyer to enter into this Agreement, Sellers hereby agree that for a period of three (3) years (the "Covenant Term") from the date hereof, Sellers shall not, nor shall any division of any of the Sellers or any corporation which Mark IV directly or indirectly controls the management of or owns more than fifty percent (50%) of the total number of outstanding shares entitled to vote, or their successors and assigns (hereinafter referred to as "Sellers' Affiliates"), without the prior express written consent of the Buyer, own, manage, operate, or control, directly or indirectly, any business, firm or corporation which is engaged anywhere in the world in the manufacture or sale of any products which are manufactured and sold by the Filter Business prior to the Closing Date (hereinafter the "Products"). Notwithstanding the foregoing, nothing herein shall be deemed to limit or otherwise restrict the rights of any division, subsidiary or affiliate of Mark IV which is not engaged in the


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


Filter Business from continuing, after the Closing Date, to conduct its business in the same manner as such business was conducted prior to the Closing Date. Ownership or purchase by Mark IV or any of its direct or indirect subsidiaries at or after the time of Closing, of less than five percent (5%) of the issued and outstanding capital stock of any enterprise engaged in the production or sale of Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities, shall not be deemed a violation of this Section 6.06. In addition, Sellers shall not be deemed to be in violation of this Section 6.06 in the event that, following the Closing Date, Sellers or any of Sellers' Affiliates acquires substantially all the assets of any person, firm or corporation or a majority of the issued and outstanding capital stock of any corporation and, following such acquisition, less than fifteen percent (15%) of the total annual sales of any such acquired company is attributable to sales of Products. Upon breach by Sellers or Sellers' Affiliates of any provision of this Section 6.06, Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 6.06 are determined by a court


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of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

         6.07 Collection of Receivables. Following the Closing Date, Sellers shall take or cause to be taken any action that is reasonably necessary to assist Buyer in the collection of the accounts receivable of the Filter Business included within the Assets, including, but not limited to, the endorsement to Buyer of checks made payable to any Seller, the transfer to Buyer of control of any of the Filter Business lock boxes for the collection and receipt of payments made to Sellers arising exclusively from the accounts receivable included within the Assets and the prompt payment to Buyer of all money received by Sellers with respect to such accounts receivable. In the same manner, following the Closing Date Buyer shall promptly remit to Sellers any receivables of Sellers that are not related to the Filter Business in the event such receivables are received by Buyer after the Closing Date.

         6.08 Transfer of Non-Filter Businesses. Sellers and Buyer acknowledge that certain of the Transferred Subsidiaries now own and operate or have in the past owned and operated certain businesses and the assets and liabilities associated therewith that are not related to the Filter Business (the "Non-Filter



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Businesses") which are generally described on Schedule 6.08. Sellers agree, on or prior to the Closing of the transactions contemplated by this Agreement, at their expense, to take any and all action necessary to cause the Non-Filter Businesses currently owned by such Transferred Subsidiaries and any and all assets and liabilities associated therewith, to be transferred to an affiliate of Sellers without recourse, representation or warranty. In addition, Sellers agree, on or prior to Closing, to take any and all actions necessary to cause Facet Iberica to transfer certain cash assets of Facet Iberica by dividend to its shareholders as described on Schedule 6.08. For all purposes of this Agreement, including, but not limited to, the calculations set forth in Article 2 of this Agreement, all transactions contemplated in this Section shall be deemed to have occurred prior to the close of business on August 31, 1999 and shall be taken into account in determining Closing Net Assets for purposes of the calculations set forth in said Article 2. Except to the extent taken into account in determining Closing net Assets, all Taxes (including Transfer Taxes) resulting from the transfers and dividends contemplated by this Section 6.08 shall be paid by Sellers.

         6.09 Audited Financial Statements. Sellers shall take such actions as shall be necessary at Sellers' expense to prepare audited consolidated balance sheets and statements of operations



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of the Filter Business (the "Audited Financial Statements") for the three fiscal years ending February 28, 1999. The Audited Financial Statements shall comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission. The Audited Financial Statements shall be delivered to
Buyer not later than 45 days after the Closing and Buyer agrees to cooperate to the extent reasonably necessary after the Closing in the preparation of such statements.

                          ARTICLE 7 COVENANTS OF BUYER

         7.01 Employees and Employee Benefit Plans.

              (a) Subject to the obligations of Buyer which arise under the Collective Bargaining Agreements, Buyer shall offer employment (at the base compensation and wage levels as Buyer shall determine) to each of the employees of the filter division of Facet and of PPAFC, who is actively employed as of the Closing Date (the "Filter Division Employees"). Each of the employees of the Transferred Subsidiaries on the Closing Date shall continue in the employment of the applicable Transferred Subsidiary. Those Filter Division Employees who accept Buyer's offer of employment and employees of the Transferred Subsidiaries as of the Closing Date are referred to herein as "Transferred Employees." Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation



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on the part of Buyer to continue the employment of any employee for any definite period following the Closing. Buyer shall offer employment to any individual who was an employee of the Filter Business and who is either (i) receiving sick-leave or short-term disability benefits under Seller's sick-leave or short-term disability program or who is on an approved leave of absence as of the Closing and (ii) is entitled to reinstatement under applicable federal or state law, in each case under clause (i) or (ii) subject to the following conditions (except to the extent that such conditions are not applicable to the reason for such person's absence): (i) such individual is released by his or her physician to return to active employment; (ii) such individual actually returns to active employment immediately upon such release and (iii) such release is prior to such individual's becoming eligible for long-term disability benefits under Seller's long-term disability program, provided, however, that no individual shall be offered employment under this provision after six months following the Closing or any applicable period as required by law, if longer.
Any employee who accepts Buyer's offer of employment pursuant to the immediately preceding sentence shall not become an employee of the Buyer until such employee actually returns to active employment.

              (b) The Buyer hereby agrees that, at all times during the one (1) year period following the Closing Date (the "Benefit Continuation Period"), the Buyer shall take such action as may be necessary to maintain and provide for the United States and foreign employees of the Filter Business, benefits under personnel practices, employee welfare plans and employee pension plans which in the aggregate are reasonably comparable to the employee welfare plans, the employee pension plans and the foreign benefit plans, as applicable which were provided to such employees of the Filter Business on the Closing Date as more particularly set forth in Schedule 4.17(a) and Schedule 4.17(b) attached hereto, including, without limitation, certain supplementary pension policies for employees of Facet UK, provided, that Buyer shall have the right to make any amendment to or adjustment in any such employee benefits as may be necessary, in Buyer's judgment, either to be in accord with any existing employee welfare plan or employee pension plan that may be applicable to other employees of the Buyer or to comply with any applicable law.

              (c) Buyer shall credit Transferred Employees with any amounts paid under Seller's Plans prior to the Closing Date toward satisfaction of the applicable deductible amounts and copayment minimums under the corresponding welfare plans of Buyer, but only to the extent such payments would be taken into



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account under the welfare plans maintained by Buyer with respect to similarly situated employees.

              (d) No provision of this Section 7.01 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Sellers or the Transferred Subsidiaries, any of their respective affiliates, Buyer or any affiliates of Buyer in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 7.01 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Non-ERISA Plans, Compensation Commitments, Plans and Foreign Employee Benefit Plans.

              (e) Anything herein to the contrary notwithstanding, no employee of any of the Sellers shall become an employee of Buyer or any of its affiliates until the Closing Date and, until the Closing Date and the consummation of the transactions called for by this Agreement, neither the Buyer nor any of its affiliates shall have any liability with respect to any such employees, except with respect to any payroll expense (including Taxes thereon) and any employee benefit and pension expense



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allocable to the period between the Closing Balance Sheet Date and the Closing
Date.

         7.02 Insurance Coverage. Buyer acknowledges that the insurance coverage which Sellers maintain with respect to the Filter Business including, without limitation, general liability, product liability, auto liability, property, commercial umbrella, excess umbrella, aircraft products, fiduciary liability, crime liability, workers compensation and medical stop loss insurance coverage is maintained by Mark IV under policies with respect to which Mark IV is the named insured and the other Sellers and the Transferred Subsidiaries are additional insureds. Buyer acknowledges that, effective as of the Closing Date, Mark IV intends to remove the Filter Business from the insurance coverage provided by such insurance policies. Accordingly, Buyer acknowledges that Sellers' insurance protection shall not be available to Buyer with respect to any injury, loss or damage which Buyer, any of the Transferred Subsidiaries, the Filter Business or any third party may suffer as a result of any event, occurrence or circumstance existing or occurring with respect to the Filter Business at any time on or after the Closing Date. Sellers confirm and acknowledge that Sellers' insurance protection, subject to any policy limitations and deductibles contained therein, shall be



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available with respect to events, occurrences or circumstances exiting or occurring at any time prior to the Closing Date.

         7.03 Letters of Credit, Performance Bonds, etc. Buyer shall promptly after Closing deliver to Sellers replacement letters of credit for those letters of credit or bonds set forth on Schedule 7.03 and shall use its reasonable efforts to deliver to Sellers replacement performance bonds, payment bonds, bid bonds, guarantees and similar instruments, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies in each case reasonably satisfactory to both parties hereto, to replace (or, to the extent required as described above, to collateralize) any performance bonds, payment bonds, bid bonds, guarantees and similar instruments of Sellers or any of the Transferred Subsidiaries relating to the Filter Business. If the beneficiary thereof will not permit replacement, Buyer shall indemnify and hold Sellers harmless from any liability (other than any liability not in the ordinary course arising from an action or inaction by any of the Sellers or by the Transferred Subsidiaries prior to the Closing Date) arising from any such performance bonds, payment bonds, bid bonds, letters of credit, guarantees and similar instruments of Sellers or any of the Transferred Subsidiaries relating to the Filter Business (except for those letters of credit set forth on Schedule 7.03, which



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must be replaced or collateralized by Buyer prior to or at the Closing) referred to in this Section 7.03.

               ARTICLE 8 ADDITIONAL COVENANTS OF BUYER AND SELLER

         8.01 Consents and Conditions. Sellers will use their best efforts, at their own cost and expense, to seek to obtain any required stockholder, third-party and governmental consents to the transactions contemplated hereunder (including, without limitation, the execution and delivery of any novation agreements applicable to the transfer of government contracts) in order to permit the continuance of the Filter Business after the Closing Date by the Buyer and to cause each of the conditions to the obligations of Buyer to close the transactions contemplated hereunder (as more particularly set forth in Article 10 hereof) to be satisfied. Buyer will cooperate with Sellers and take such action as Sellers may reasonably request (including, without limitation, the execution and delivery of any novation agreements applicable to the transfer of government contracts)in connection with the efforts of Sellers to obtain at the expense of Sellers any consent from any third party to the consummation of the transactions contemplated by this Agreement.

         8.02 Filings. Prior to the date hereof Sellers and Buyer shall have made any and all filings required under the HSR Act. In addition and to the extent any further filings or information may be necessary under the HSR Act, Sellers shall furnish to the Buyer and Buyer shall furnish to Sellers: (a) such information and reasonable assistance as may reasonably be requested in connection with the preparation by such other party of any necessary filings or submissions to any U.S. or foreign governmental agency; and (b) copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other U.S. or foreign governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

         8.03 Access After the Closing Date. Sellers agree with Buyer that, on and after the Closing Date, each, upon reasonable advance notice from the other, will permit the other and their respective representatives (including their counsel and auditors), during normal business hours for a reasonable business purpose, to have access to and examine and make copies of all books and records of the other which pertain to the Filter Business or to the business and assets of any of the



                                      101
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Transferred Subsidiaries including, but not limited to, correspondence, memoranda, books of account, payroll records computer records and the like. The out-of-pocket costs of reviewing and photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such review or photocopies. Any obligations under this Section shall terminate as to either party to the extent any matter for which information is requested hereunder is subject to a statute of limitations which has expired.

         8.04 Record Retention. For a period of ten (10) years after the date hereof, or, in the case of books or records pertaining to Taxes, for a period until the expiration of all applicable statutes of limitation, Buyer and Sellers agree that, prior to the destruction or disposition of any books or records pertaining to the Filter Business or the business or assets of any of the Transferred Subsidiaries, each party shall provide not less than forty five (45) nor more than ninety (90) days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to



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obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation and related payroll taxes of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting party.

         8.05 Tax Matter Covenants

              (a) Indemnification by Sellers. For purposes of this section, Taxes taken into account in determining Closing Net Assets for purposes of the calculations set forth in Article 2 hereof shall be deemed to be paid by Sellers. Sellers jointly and severally shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer and its affiliates in the manner described in this Section 8.05 from and against (and shall be entitled to any refund of) each of the following:

                   (i) to the extent not previously paid, any and all Taxes with respect to any taxable period of Sellers or any Transferred Subsidiary (or any predecessor) ending on or before the Closing Date, but excluding all transactions entered into by any Transferred Subsidiary occurring on the Closing Date and after the Closing which are not related to the transactions contemplated by this Agreement ("Excluded Transactions");

                   (ii) without duplication, to the extent not previously paid, any and all Income Taxes resulting from the Sellers or any Transferred Subsidiary having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return or tax group that included the Sellers or any Transferred Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date (including, without limitation, any liability for Taxes resulting from an acceleration of an "intercompany transaction," within the meaning of Treasury Regulation section 1.1502-13 or 1.1502-14 (or any similar provision under state, local or foreign law or any predecessor provision or regulation), that occurred on or before the Closing Date (but excluding the Excluded Transactions);

                   (iii) without duplication, to the extent not previously paid, any and all Income Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Sellers or the Transferred Subsidiaries) of which the Sellers or any Transferred Subsidiary is or was a member on or prior to the Closing Date, by reason of the liability of the Sellers or any Transferred Subsidiary pursuant to Treasury Regulation section 1.1502-6(a) or any analogous or similar provision under state, local or foreign law or any predecessor provision or regulation;

                   (iv) without duplication, to the extent not previously paid, any and all employment and withholding taxes with respect to the Filter Business for tax periods ending on or before the Closing Date;

                   (v) to the extent not previously paid, any and all Taxes allocable to taxable periods beginning before and ending after the Closing Date ("Straddle Period"), allocable to the Sellers pursuant to
         Section 8.05(c), whenever paid or assessed, including as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return; and

                   (vi) to the extent not previously paid, and notwithstanding anything herein to the contrary, all Taxes imposed on, relating to or measured by the ownership or operation of the Non-Filter Businesses by the respective Transferred Subsidiaries and all Taxes (including Transfer Taxes) attributable to the transfers and dividends contemplated in Schedule 6.08 (the "Non-Filter Business Taxes"), whenever incurred or assessed, including as a result of any action, suit, investigation audit, claim, assessment or amended Tax Return. It is understood that (x) in determining Closing Net Assets for purposes of the calculations set forth in Article 2 hereof, there shall be taken into account Spanish withholding taxes with respect to the distribution of a dividend by Facet Iberica to its shareholders described in said Schedule 6.08 as well as an estimate of all other Taxes (including Transfer Taxes) allocated to Sellers pursuant to Sections 6.08, 8.05 and 8.12 hereof with respect to the other transfers contemplated by Schedule 6.08, (y) Buyer and Sellers shall cooperate in causing Facet Iberica to pay over to the appropriate governmental authority on a timely basis the withholding taxes described in clause
         (x) with respect to the distribution of a dividend by Facet Iberica to its shareholders, and (z) Sellers shall be responsible for any additional (and shall be entitled to a refund of any excess) withholding taxes or other Taxes with respect to such distribution and other transfers, whenever incurred or assessed, including as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, administrative or court proceeding. Notwithstanding anything contained in this Agreement to the contrary, to the extent the amount of any Spanish withholding taxes allocated to Sellers as provided above, with respect to any dividend to Facet UK or Facet Italiana actually provides a tax benefit to Buyer or any Transferred Subsidiary, such benefit shall offset and reduce the liability of Sellers for Taxes for the applicable Straddle

         Period as provided in Section 8.05(c) of this Agreement or for Taxes resulting from the transactions contemplated by Schedule 6.08, (provided that any such benefit shall not be greater than the initial Taxes withheld on the dividend from Facet Iberica to each respective country).

If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Sellers would otherwise be liable pursuant to this Section 8.05(a), and such change actually results in a decrease in the Tax liability of a Transferred Subsidiary, Buyer or any affiliate or successor of any thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Sellers and the Transferred Subsidiaries shall not be liable with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Sellers or any affiliate thereof, Buyer shall pay Sellers an amount equal to such decrease).

              (b) Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Sellers from and against (and Sellers and its affiliates shall have no liability under this Agreement on account of) Taxes of the Transferred Subsidiaries that are not allocated to Sellers pursuant to Section 8.05(a) (including Taxes resulting from an Excluded Transaction).

              (c) Allocations. Sellers and Buyer shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of the Sellers and the Transferred Subsidiaries on the Closing Date. In any case where applicable law does not permit a Seller or any Transferred Subsidiary to close its taxable year on the Closing Date, Taxes (other than Taxes described in Section 8.05(a)(vi)) attributable to a Straddle Period (including any Tax resulting from any action, suit, investigation, audit, claim, assessment or amended Tax Return) shall be allocated (y) to Sellers for the period up to and including the Closing Date, but excluding any Excluded Transaction, and (z) to Buyer for the period subsequent to the Closing Date (including any Excluded Transaction). Any allocation required to determine any Taxes (other than property Taxes and other Taxes not susceptible to allocation based on a closing the books basis and Taxes described in Section 8.05(a)(vi)) attributable to any Straddle Period shall be made by means of a closing of the books and records of each of the Sellers and the Transferred Subsidiaries as of the close of business on the Closing Date, and, to the extent of Taxes not susceptible to such allocation, by apportionment on the basis of elapsed days, and to the extent attributable to any Excluded

Transaction, shall be allocated to the period subsequent to the Closing Date. An estimate of all Taxes allocated to Sellers pursuant to Section 8.05(a) for the Straddle Period Taxes shall be included as liabilities on the Closing Balance Sheet in accordance with the procedures set forth in Article 2 of this Agreement.

              (d) Procedure for Tax Claims.

                   (i) Promptly after receipt by Buyer or its affiliates of written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax allocated to Sellers pursuant to Sections 6.08, 8.05(a) and 8.12 (each a "Tax Claim"), Buyer shall notify Sellers. Such notice shall contain factual information (to the extent actually known by Buyer or any Transferred Subsidiary) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of Buyer to give Sellers prompt notice as provided herein shall not relieve Sellers of any of their obligations under Section 8.05(a), except to the extent that the Sellers are substantially prejudiced by such failure.

                   (ii) Sellers shall have the sole right to represent Sellers or any Transferred Subsidiary's interests in any Tax audit or administrative or court proceeding ("Contest") relating to any Tax allocated to Sellers pursuant to Section 8.05(a), so long as Sellers shall have acknowledged in writing their indemnity obligation to Buyer if the Contest should prove unsuccessful, provided that to the extent that the resolution of any issue in such Contest could adversely and significantly affect the interests of any Transferred Subsidiary, Buyer or any affiliate or successor of any thereof for any taxable year or period beginning after the Closing Date (or for the portion of any Straddle Period beginning after the Closing Date) Buyer shall be entitled to participate (but not control) in good faith with Sellers in Contesting such issue. Each of Buyer and Sellers shall bear the cost of their respective counsel, accountants or other representatives engaged by them to conduct any Contest with respect to Taxes.

                   (iii) Sellers shall promptly notify Buyer of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of Buyer or any Transferred Subsidiary or any of Buyer's affiliates for Taxes and Sellers shall keep Buyer duly informed of the progress of any Contest conducted by Sellers pursuant to Section 8.05(d)(ii).

              (e) Preparation of Tax Returns.

                   (i) Sellers shall properly prepare or cause to be properly prepared in a manner consistent with past practices and prior adjustments, and shall timely file or cause to be timely filed (after taking into consideration any available extensions for the filing of such Tax Returns), all separate, consolidated, combined or unitary Tax Returns for Income Taxes and other Taxes, which include Sellers or any of the Transferred Subsidiaries or their assets or operations and which are required to be filed with respect to any taxable period ending on or before the Closing Date.

                   (ii) Except as set forth in Section 8.05(e)(i) above, Buyer shall be responsible for the preparation, filing and payment of all other Tax Returns required to be filed (taking into account all timely extensions) after the Closing Date by or on behalf of the Transferred Subsidiaries, or with respect to their assets or operations.

                   (iii) With respect to any Tax Return required to be filed by Buyer with respect to a Straddle Period pursuant to Section 8.05(e)(ii) (a "Straddle Period Tax



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         Return"), Buyer shall prepare such return in a manner consistent with past practices and prior audit adjustments (other than with respect to items which Buyer in good faith determines have been erroneously treated in prior returns filed by Sellers or the Transferred Subsidiaries). Sellers shall submit to Buyer not less than thirty (30) business days prior to the applicable filing date for any Straddle Period Tax Return, Seller's proposed treatment of the Non-Filter Business Taxes which, in the case of the transfers referred to in
         Schedule 6.08, shall be in accordance with the provisions outlined in Schedule 6.08. Such treatment shall, to the extent it relates to the operations (as opposed to the transfers) of the Non-Filter Businesses shall be prepared in a manner consistent with past practices and prior audit adjustments. To the extent that Buyer disagrees with Seller's proposed treatment of Non-Filter Business Taxes, Buyer and Seller shall attempt to resolve such differences, but, subject to this Section 8.05(e), the ultimate decision as to how the Straddle Period Tax Return is prepared with respect to Non-Filter Business Taxes shall be made by the Sellers. In connection with its submission of its proposed treatment of the operations and transfers of the Non-Filter Businesses, Sellers shall furnish to Buyer such information as Buyer or



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         its representatives shall reasonably request. Buyer shall deliver, at least fifteen (15) days prior to the due date for filing each such Tax Return (taking into account all timely extensions), to Sellers a draft of such Straddle Period Tax Return and a statement setting forth in reasonable detail the amount of Taxes allocated to Sellers pursuant to Sections 6.08, 8.05(c) and 8.12 and all items which Buyer has determined to have been treated inconsistently with past practices and prior adjustments or erroneously treated in prior years by the Foreign Subsidiaries or not in accordance with Schedule 6.08 (the "Tax Statement"). Sellers shall have the right to review such draft Tax Return and the Tax Statement prior to the filing of such Tax Return and to suggest any reasonable changes to such Tax Return. Sellers and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such draft Tax Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute with respect to any Straddle Period within five (5) business days following the delivery of such draft Tax Return and the Tax Statement, the parties shall jointly request a Tax Settlement Auditor (appointed pursuant to the principles of Section 8.05(i))



                                      113
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         to resolve such issue in dispute as promptly as possible. If the Tax
         Settlement Auditor is unable to make a determination with respect to any disputed issue within five (5) business days prior to the due date (including any timely extension) for the filing of the Tax Return in question, then Buyer may file such Tax Return on the due date (including any timely extension) therefor without such determination having been made and without Sellers' consent, provided that such Tax Return shall be prepared in a manner which Buyer determines in good faith to be consistent with past practices and audit adjustments. Notwithstanding the filing of such Tax Return, the Tax Settlement Auditor shall make a determination with respect to any disputed issue and the amount of Taxes that are allocated to Sellers pursuant to Sections 6.08, 8.05(c) and 8.12 shall be as determined by the Tax Settlement Auditor. In the event the Taxes on the Straddle Period Tax Return for the period beginning with the commencement of the Straddle Period and ending on the Closing Date determined as provided above or as finally determined by an audit or examination by any relevant taxing authority shall be less or more than the amount of Taxes paid by Sellers (including any amounts for such Taxes taken into account in determining Closing Net Assets for purposes of the



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         calculations set forth in Article 2 hereof and any adjustments for benefits with respect to the withholding Taxes referred to in Schedule
         6.08 and Section 8.05(a)(vi), Buyer or Sellers, as the case may be, shall pay the amount of such difference to the other party within five
         (5) business days after the final determination of such Straddle Period Taxes.

                   (iv) Sellers and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by Sellers or Buyer for the preparation and timely filing of any Tax Return required to be prepared and filed by the other party hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification.

                   (v) Neither Buyer nor any of its affiliates shall (or shall cause or permit any Transferred Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to Sellers or any Transferred Subsidiary with respect to any taxable year or period ending on or before the Closing Date, to the extent that Sellers conclude in good faith that the proposed amendment, refiling, or modification of such Tax Return



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         could adversely and significantly affect Sellers' liability hereunder)
         without the prior written consent of Sellers, which consent may be withheld in the reasonable discretion of Sellers.

                   (vi) Buyer shall promptly cause each Transferred Subsidiary to prepare and provide to Sellers a package of Tax information materials, including, without limitation, schedules and work papers (the "Tax Package") required by Sellers to enable Sellers to prepare and file all Tax Returns required to be prepared and filed by Sellers pursuant to this Section 8.05(e). The Tax Package shall be completed in accordance with past practice and prior audit adjustments. Buyer shall cause the Tax Package to be delivered to Sellers within ninety (90) days after the Final Purchase Price has been determined.

              (f) Access to Information. Sellers and Buyer shall provide to each other, and Buyer shall cause each of the Transferred Subsidiaries to provide to Sellers, reasonable access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of each of the Transferred Subsidiaries and the Sellers as Sellers or Buyer, as the case may be, may from time to time reasonably request and shall furnish, and request the independent accountants and legal



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counsel of Sellers, Buyer, or any Transferred Subsidiary to furnish to
Sellers or Buyer, as the case may be, such additional Tax and other information and documents in the possession of such persons as Sellers or Buyer may from time to time reasonably request.

              (g) Timing of Indemnity Claims; Exclusive Remedy. Any claim for indemnity under this Section 8.05 and with respect to any Taxes on Non-Filter Business Transfers as provided in Section 8.05(c) must be made prior to sixty
(60) business days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all extensions obtained, whether automatic or permissive). The indemnities provided for in Sections 8.05(a) and (c) together with the Sellers' obligations to file Tax Returns and make payments pursuant to this Section 8.05 shall not duplicate Sellers' obligations with respect to any breach of their representations set forth in Section 4.22.

              (h) Procedure for Indemnity Claims. The party seeking indemnification or other payment pursuant to this Section 8.05 (Sellers or Buyer, as the case may be) shall give the other party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the other party copies of all books, records and other



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information reasonably requested by the other party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), each party shall be permitted reasonable access to the other party's books, records and other information in connection therewith, provided that neither party shall be required to provide the other party access to information (such as the portion of any consolidated or combined Income Tax Return) which includes information or data unrelated to the Transferred Subsidiaries (or in the case of Sellers or Buyer, unrelated to the Filter Business). The party requested to make any indemnity payment pursuant to this Section 8.05 shall deliver to the party requesting payment, within twenty (20) business days after receiving both the foregoing notice and all books, records and other information reasonably requested by it, a detailed written statement ("Statement of Objections") describing its objections (if any) thereto. The parties shall use reasonable efforts to resolve any such objections, but if they do not obtain a final resolution within twenty (20) business days (or any longer period mutually agreed to by the parties) after the party requesting indemnification (or other payment) has received the Statement of Objections, a Tax Settlement Auditor (appointed


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pursuant to Section 8.05(i) shall resolve any remaining objections.

              (i) Tax Settlement Auditor. If either party provides the other party with a Statement of Objections with respect to any claim for indemnification arising with respect to Taxes allocated to Sellers as provided in Section 8.05(c) (other than with respect to Non-Filter Business Taxes), then within ten (10) business days after receipt thereof, Buyer and Sellers shall begin good faith negotiations to resolve such disagreement. If Buyer and Sellers are able to resolve such disagreement within ten (10) business days after receipt of the applicable Statement of Objections, the proposed claim for indemnification shall be adjusted to reflect such resolution. If Buyer and Seller are unable to resolve any disagreement concerning any claim for indemnification pursuant to this Section 8.05 within ten (10) business days after receipt of the applicable Statement of Objections, then Buyer and Sellers shall jointly request an independent nationally recognized auditing firm selected by the parties (the "Tax Settlement Auditor") to resolve any issue in dispute as promptly as possible and shall cooperate with the Tax Settlement Auditor to resolve such dispute. The fees and expenses of the Tax Settlement Auditor shall be shared equally by Buyer and Sellers. The Tax Settlement Auditor shall make a determination with respect to all disputed issues, which


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determination shall be set forth in a written report delivered to Buyer and
Sellers. If the Tax Settlement Auditor determines that the amount of Taxes payable by Sellers with respect to all disputed issues is less than the amount set forth with respect to such items in the Statement of Objections, the fees and expenses of the Tax Settlement Auditor shall be paid by Buyer; otherwise such fees and expenses shall be paid by Sellers. Except as determined to the contrary by the appropriate taxing authority upon an audit of Tax Returns filed by or on behalf of Sellers or any of the Transferred Subsidiaries, Buyer and Buyer's affiliates (including the Transferred Subsidiaries) shall file all applicable Tax Returns consistent with the Tax Settlement Auditor's determination.

              (j) Tax Related Adjustments. Seller and Buyer agree that any indemnity payment made under this Agreement shall be made on an after-Tax basis (which shall take into account any Tax benefit actually available to the Indemnified Party as a result of the payment or accrual of the indemnified item) and shall, to the extent permissible, be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

         8.06 Tax Allocation.

              (a) The Final Purchase Price plus the U.S. dollar amount of the Assumed Liabilities, shall be allocated to the assets purchased hereunder in accordance with the rules of



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

Section 1060 of the Code and Treasury Regulations thereunder. Such allocation shall be set forth on Schedule 8.06 and shall be used by each party in preparing any filings required pursuant to Section 1060 or any similar provisions of state, local or foreign law and all relevant income and franchise tax returns. In the event of any adjustment to the Final Purchase Price pursuant to Article 2 of this Agreement, Buyer and Seller shall jointly make any appropriate adjustments to Schedule 8.06 to reflect such adjustment under Article 2.

              (b) Buyer and Sellers agree that Buyer will make any election that may be applicable under the provisions of Section 338 of the Code with respect to any capital stock of any Foreign Subsidiary purchased under this Agreement.


              (c) With respect to the purchase of the stock of GS Cosa Mesa (and the indirect purchase of the stock of Facet USA), to the extent permitted by applicable law, Buyer may elect to treat such purchases as the purchase of such corporation's assets pursuant to Section 338 (but not Section 338(h)(10)) of the Code. If Buyer so elects, notwithstanding anything herein to the contrary, all Taxes which become payable as a result of such election shall be allocated to (and be the responsibility of) Buyer.

         8.07 Confidentiality. Each party hereto will hold and will cause its directors, officers, employees, agents,



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consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.



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         8.08 Cooperation Regarding Defined Benefit Plan Administration. Buyer
agrees to cooperate with Sellers and to cause each of the Transferred Subsidiaries to cooperate with Sellers in connection with Mark IV's administration as Sellers may reasonably request, after the Closing Date, of its master defined benefit plan as applicable to Filter Participants.

         8.09 Disposition of 401(k) Plan Assets.

              (a) Certain employees of Sellers that are engaged in the Filter Business and certain employees of the Transferred Subsidiaries have accumulated funds for their retirement in an account which is maintained for the benefit of such employees under the terms of the Mark IV Savings & Retirement Plan, a master 401(k) plan maintained by Mark IV for certain of its employees (the "Master 401(k) Plan"). For purposes of this Agreement, such employees are referred to as 401(k) Filter Participants.

              (b) As soon as practicable following the Closing, Mark IV shall take such action as may reasonably be necessary to amend the Master 401(k) Plan to provide that each Transferred Subsidiary employee who is a participant in the Master 401(k) Plan shall have a one hundred percent (100%) vested interest in his accrued benefit, if any, determined as of the Closing Date under the terms of the Master 401(k) Plan.

              (c) As soon as practicable after the Closing Date, Mark IV shall take such actions as may be necessary to permit distributions to 401(k) Filter Participants of the full amount of their respective accrued benefits in the Mark IV Savings & Retirement Plan as of the valuation date as provided in such plan and to permit the rollover of such distributions, including outstanding loans, to Buyers' 401(k) plan. The distributions to be made by Mark IV pursuant to this section shall be made pursuant to the provisions of such plan and applicable laws and Mark IV and Buyer shall cooperate with each other and make all appropriate W-2 or other filings required under the Code and ERISA in connection with such distributions.

         8.10 Public Announcements. Buyer and Mark IV will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement without the consent of the remaining party, except as may be required by law.

         8.11 Employee Bonuses Due on Sale. Sellers agree to pay any bonuses that may be due to any employee of the Filter Business as a result of the closing of the transactions contemplated by this Agreement as described on
Schedule 8.11.


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         8.12 Transfer Taxes and Expenses.

              (a) Sellers shall bear and be responsible for all sales, use, transfer, real property transfer or gain, VAT, recording or other similar domestic or foreign taxes and fees ("Transfer Taxes") arising out of or in connection with the transfer of any of the Assets and the transactions effected pursuant to this Agreement to the extent such Transfer Taxes are (i) customarily imposed on the seller in the jurisdiction in which such assets are located or
(ii) imposed as a result of the transactions contemplated in Section 6.08.

              (b) Buyer shall bear and be responsible for all Transfer Taxes arising out of or in connection with the transfer of any of the Assets and the transactions effected pursuant to this Agreement to the extent such Transfer Taxes are customarily imposed upon the buyer in the jurisdiction in which such assets are located.

         8.13 Title Insurance; Surveys. Buyer shall obtain at its expense any title insurance coverage or updated surveys or the equivalent that Buyer may request with respect to any Real Property.

         8.14 Post-Closing Environmental Remediation. Sellers will, and will cause any applicable affiliate of Sellers to, provide Buyer with reasonably prompt advance notice (but in no event less than twenty (20) business days advance notice) of any proposed action to be taken to control, remediate or otherwise



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respond to any violation of Environmental Laws giving rise to Damages (as hereinafter defined) against which Buyer or any of Buyer's affiliates is entitled to be defended, indemnified or held harmless pursuant to indemnification for the Excluded Liabilities set forth in Section 1.05(g) of this Agreement, provided that in the event that Sellers or any applicable affiliate of Sellers is compelled by a governmental entity to control, remediate or otherwise respond to such violation within a time period shorter than such notice period, notice shall be provided to Buyer as soon as reasonably practicable under such circumstances. Buyer shall cooperate with Sellers in providing reasonable access, personnel and any other reasonably required action to permit such control or remediation of environmental matters to be undertaken and completed. If Buyer shall determine that the proposed action is not appropriate and Buyer, on the one hand, and Sellers or the applicable affiliate of Sellers, on the other, are not able to agree on the appropriate action to be taken, the parties will submit the dispute to a mutually acceptable environmental expert, whose determination shall be final and binding on the parties. For purposes of determining the amount of any Damages and for purposes of determining which actions should be undertaken to control, remediate or otherwise respond to any violation of any Environmental Laws, the parties agree that the action to be



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taken to control, remediate or otherwise respond to any violation of any
Environmental Laws shall, in the aggregate, be effected on a cost-effective basis.

         8.15 Post-Closing Cooperation. After the Closing, without further consideration: (a) Sellers shall take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Buyer may reasonably request to facilitate or effect the transactions contemplated by this Agreement; and (b) Buyer shall, and shall cause each of the Transferred Subsidiaries, to take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Sellers may reasonably request in order to facilitate the transactions contemplated by this Agreement.

          ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS

         The obligation of Sellers to enter into and complete the Closing is subject to the fulfillment of the following conditions, any one of more of which may be waived:

         9.01 Representations and Covenants.

              (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as



                                      127
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of the Closing Date with the same force and effect as though made on and as of the Closing Date.

              (b) Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, to the foregoing effect and stating that all conditions to the obligations of Sellers hereunder have been satisfied.

              9.02 Government Consents; Filings. All consents, approvals, authorizations, filings and registrations required to be obtained or made under applicable law in connection with the closing of the transactions contemplated by this Agreement from any foreign or domestic governmental agency or authority shall have been obtained or made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal, state or foreign governmental agency.

              9.03 Third Party Consents. All consents and approvals that may be required from any parties to those Filter Business Contracts more particularly set forth in Schedule 9.03 attached hereto shall have been obtained, it being understood that



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certain consents and approvals to Filter Business Contracts with United States or foreign governmental agencies may not be obtainable until after the Closing Date.

         9.04 Bonds or Letters of Credit. Buyer shall deliver to Sellers with respect to outstanding bonds and letters of credit satisfactory evidence that Buyer has complied with the provisions of Section 7.03 of this Agreement.

         9.05 Litigation. No action, suit or proceeding which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transactions shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body.

         9.06 Facet License Agreement. Buyer shall have delivered to Sellers a duly executed copy of the Facet License Agreement.

         9.07 Certificate of Buyer. Sellers shall have received a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.


                                      129
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           ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER

         The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by it:

         10.01 Representations and Covenants.

              (a) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

              (b) Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

              (c) Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of Mark IV, to the foregoing effect, stating that all conditions to Buyer's obligations hereunder have been satisfied.



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         10.02 Government Consents; Filings. All consents, approvals, authorizations, filings and registrations required to be obtained or made under applicable law in connection with the closing of transactions contemplated by this Agreement from any domestic or foreign governmental agency or authority shall have been made and shall be in full force and effect, the waiting period under the HSR Act or any applicable foreign law shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal, state or foreign governmental agency.

         10.03 Third Party Consents. All consents and approvals that may be required from any parties to those Filter Business Contracts more particularly set forth in Schedule 10.03 attached hereto shall have been obtained, it being understood that certain consents and approvals to Filter Business Contracts with United States or foreign governmental agencies may not be obtainable until after the Closing Date.

         10.04 Litigation. No action, suit or proceeding which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transaction shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body, and no suit, action or



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proceeding shall have been instituted or threatened by any person, firm, corporation or other entity against any of the Sellers or Transferred Subsidiaries before any court or U.S. or foreign governmental body which, if adversely determined against any of the Sellers or Transferred Subsidiaries, would have a Material Adverse Effect on the Assets or the business and financial condition of the Filter Business.

         10.05 Certificate as to Authorization. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each of the Sellers, setting forth resolutions of the Boards of Directors of each such Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by the shareholders of each such Seller is not required, or has been obtained, in connection with this Agreement or the transactions contemplated hereby.

            ARTICLE 11 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

         11.01 Survival of Representations. Except for the representations and warranties made by Sellers pursuant to



                                      132
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Sections 4.04, 4.11, 4.12(b) and 4.22 hereof, all representations and warranties of Sellers contained in Article 4 and all representations and warranties of Buyer contained in Article 5 shall survive for a period of two (2) years after the Closing Date. The representations and warranties made by Sellers pursuant to Sections 4.04, 4.11 and 4.12(b) hereof (hereinafter the "Title Warranties") shall survive for a period of ten (10) years following the Closing Date, and the representations and warranties made by Sellers pursuant to Section 4.22 hereof (hereinafter the "Tax Warranties") shall survive for a period extending sixty
(60) days after the expiration of the applicable statute of limitations with respect to any taxes referred to therein.

         11.02 Statements as Representations. All statements contained in any Schedule delivered pursuant to Article 4 or Article 5 hereof shall be deemed representations and warranties within the meaning of Sections 9.01, 10.01 and
11.01 hereof.

         11.03 Indemnification by Sellers. Subject to the terms and conditions of this Section, each of the Sellers, jointly and severally, agrees to indemnify, defend and hold harmless Buyer and any parent, subsidiary or affiliate companies of Buyer, including, without limitation, each of the Transferred Subsidiaries (hereinafter the "Buyer Companies"), from and against all demands, claims, actions or causes of action,



                                      133
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assessments, payments, losses, damages, liabilities, environmental clean-up, restoration and natural resource damages costs, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by the Buyer Companies or any member thereof, by reason of or resulting from:

              (a) any costs, expenses or liabilities (including Taxes) of Sellers or any of the Transferred Subsidiaries arising out of or relating (i) to the Non-Filter Businesses or any other activities unrelated to the conduct of the Filter Business; or (ii) the transfers of the Non-Filter Businesses and other transactions referred to in Section 6.08;

              (b) any liabilities of Sellers or any of the Transferred Subsidiaries which are Excluded Liabilities;

              (c) any liabilities of any of the Transferred Subsidiaries to any of its officers and directors who have resigned pursuant to the provisions of this Agreement and who do not continue in the employment of the Transferred Subsidiaries immediately after the Closing Date;

              (d) any liabilities for payment to current or former employees of any of the Transferred Subsidiaries of pension benefits payable to such employees under the terms of the Master

Defined Benefit Plan or of retirement benefits payable to such employees under the terms of the Master 401(k) Plan;

              (e) any breach by any of the Sellers or the Transferred Subsidiaries of any of their respective covenants contained herein;

              (f) any breach of any of the Title Warranties or the Tax Warranties; and

              (g) a breach of any representation or warranty of Sellers (other than the Title Warranties and the Tax Warranties) contained in or made pursuant to this Agreement.

         For purposes of this Agreement, the claims described in Section 11.03(a) through and including Section 11.03(g) and Section 11.04(a), (b) and
(c) shall be referred to individually as a "Claim" and collectively as "Claims".

         The obligation of Sellers to indemnify and hold Buyer harmless from and against any Damages incurred as a result of Claims described in Sections 11.03(a) through and including 11.03(f) hereof shall apply with respect to the full amount of any and all Damages incurred by Buyer and the Buyer Companies as a result of such Claims.

         With respect to Damages incurred by Buyer or any member of the Buyer Companies and arising from any Claim or Claims described in Section 11.03(g) hereof, Sellers shall have no liability or obligation to indemnify and hold Buyer or any



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member of the Buyer Companies harmless from any Damages incurred by Buyer or any member of the Buyer Companies except to the extent that the aggregate amount of the Damages incurred by Buyer and the Buyer Companies arising from any such Claim or from all prior Claims described solely in Section 11.03(g) hereof, exceeds One Million Five Hundred Thousand Dollars ($1,500,000) and then, only to the extent that the amount of such Damages exceeds One Million Five Hundred Thousand Dollars ($1,500,000).

         Notwithstanding anything to the contrary contained in this Section 11.03, Sellers shall have no obligation to indemnify Buyer or the Buyer Companies with respect to any Damages incurred as a result of Claims described in Section 11.03(g) hereof to the extent that the aggregate amount of the Damages incurred by Buyer or the Buyer Companies with respect to the Claims described solely in Section 11.03(g) hereof exceeds an amount equal to the Twenty Five Million Dollars ($25,000,000).

         11.04 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Sellers and any parent, subsidiary or affiliate companies of Sellers (the "Seller Companies") from any Damages arising by reason of or resulting from:

              (a) any claim made against Sellers or any member of the Seller Companies relating to the Assumed Liabilities;



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              (b) any claim made against Sellers or any member of the Seller
Companies relating to the conduct of the Filter Business after the Closing Date; and

              (c) any breach of any representation or warranty of Buyer made pursuant to this Agreement.

              (d) The Buyer's obligation to indemnify and hold the Sellers harmless from and against any Damages incurred as a result of Claims described in Sections 11.04(a) and (b) hereof shall apply with respect to the full amount of any and all Damages incurred by any of the Sellers and the Seller Companies as a result of such Claims.

              (e) With respect to Damages incurred by any of the Sellers or any member of the Seller Companies and arising from any claim or claims described solely in Section 11.04(c) hereof, Buyer shall have no liability or obligation to indemnify and hold Seller or any member of the Seller Companies harmless from any Damages incurred by Sellers or any member of the Seller Companies except to the extent that the aggregate amount of the Damages incurred by Sellers and the Seller Companies arising from any such Claim or Claims described solely in
Section 11.04(c) hereof, exceeds One Million Five Hundred Thousand Dollars ($1,500,000) and then, only to the extent that the amount of such excess exceeds One Million Five Hundred Thousand Dollars ($1,500,000) of Damages.



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              (f) Notwithstanding anything to the contrary contained in this
Section 11.04, Buyer shall have no obligation to indemnify Sellers or the Seller Companies with respect to any Damages incurred solely as a result of Claims described in Section 11.04(c) hereof to the extent that the aggregate amount of the Damages incurred by Sellers or the Seller Companies with respect to the Claims described solely in Section 11.04(c) hereof exceeds Twenty Five Million Dollars ($25,000,000).

         11.05 Conditions of Indemnification. The obligations and liabilities of Sellers under Section 11.03 hereof and the obligations and liabilities of Buyer under Section 11.04 hereof with respect to Claims relating to third parties shall be subject to the following terms and conditions:

              (a) A party seeking indemnification under this Agreement ("Indemnified Party") will give the party required to provide such indemnification (the "Indemnifying Party") prompt notice of any such Claim, and thereafter, provided that the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated to indemnify the Indemnified Party against such Claim, the Indemnifying Party will be permitted to undertake the defense thereof by representatives chosen by it. The failure of the Indemnified Party to provide any such notice shall not excuse the Indemnifying Party from its obligations hereunder, provided



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that, the amount of the Damages which the Indemnified Party shall be entitled to be indemnified against shall be reduced by any Damages incurred by the Indemnifying Party as a result of the Indemnified Party's failure to provide notice.

              (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim (not to exceed thirty (30) days), fails to acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Claim or fails to diligently prosecute or settle such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to participate at its expense in the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

              (c) Anything in this Section 11.05 to the contrary notwithstanding: (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such Claim; and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns, settle or





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compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, of a release from all liability in respect of such Claim.

         11.06 Termination of Indemnification Obligations.

              (a) The obligations to indemnify and hold harmless a party hereto:
(i) contained in Sections 11.03(f) or 11.03(g) and Section 11.04(c) shall terminate when the applicable representation or warranty terminates pursuant to
Section 11.01; and (ii) contained in the provisions of Sections 11.03(a) through and including 11.03(e) or Sections 11.04(a) and (b) shall not terminate; provided that, as to clause (i) above, such obligations to indemnify and hold harmless shall not terminate with respect to any representation or warranty with respect to which the Indemnified Party shall have, prior to the termination of such representation or warranty, made a specific Claim relating to a breach of such representation or warranty by delivering written notice (stating in reasonable detail the basis of such Claim) to the Indemnifying Party.

              (b) Buyer shall have no right to be indemnified against any breach of a representation or warranty made by Sellers pursuant to this Agreement to the extent that, on the Closing Date, Buyer had knowledge that, as of the Closing Date, there was a material breach, violation or inaccuracy in such



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representation or warranty as made by Seller pursuant to Article 4 hereof, the existence of which material breach, violation or inaccuracy is not disclosed in writing by Buyer to Sellers on or prior to the Closing Date.

         11.07 Litigation Cooperation.

              (a) The Sellers shall cooperate with the Buyer and each of the Transferred Subsidiaries and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with the Buyer and each of the Transferred Subsidiaries in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Buyer or any of the Transferred Subsidiaries has undertaken the defense of in connection with the Buyer's obligation to indemnify the Sellers as provided for in Section 11.04 above; provided that the Buyer shall reimburse the Sellers and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

              (b) The Buyer shall cooperate with the Sellers and shall cause its officers, employees, agents, auditors and representatives to cooperate with the Sellers in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Sellers have undertaken the defense of in connection with the obligation



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of Sellers to indemnify the Buyer as provided for in Section 11.03 above;
provided that the Sellers shall reimburse the Buyer and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

         11.08 Environmental Claim. Sellers acknowledge that their indemnity obligation for Excluded Liabilities covered by Section 1.05(g) shall include all costs to correct any waste handling, waste storage or wastewater treatment equipment that, as of the Closing Date, is a continuing source of release of Regulated Materials to the environment, and that Buyer shall not be liable for any additional release of Regulated Materials on or after the Closing Date to the extent that such additional release is attributable to defects in such equipment or facilities existing on the Closing Date.

         11.09 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                      ARTICLE 12 MISCELLANEOUS PROVISIONS

         12.01     Termination.


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              (a) This Agreement may be terminated at any time prior to the
Closing without any liability on the part of either Buyer or Sellers:

                   (i) by mutual consent of Mark IV and Buyer;

                   (ii) by Buyer in the event of any material breach by Sellers of any of Sellers' agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured; and

                   (iii) by Sellers in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Sellers requesting such breach to be cured.

              (b) Any party desiring to terminate this Agreement pursuant to this Section 12.01 shall give notice of such termination to the other parties to this Agreement.

              (c) In the event that this Agreement shall be terminated pursuant to this Section 12.01, all further obligations of the parties under this Agreement (other than Sections 8.07 and 8.10) shall be terminated without further liability of any party to the other, provided that nothing



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herein shall relieve any party from liability for its willful breach of this
Agreement.

         12.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

         12.03 Waiver of Compliance. Any failure of Sellers, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or a Vice President of Buyer or Mark IV, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          12.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by telex, telecopy, cable or overnight delivery, when received, or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

If to Sellers, to:

Mark IV Industries, Inc.
One Towne Centre
501 John James Audubon Parkway
Amherst, NY 14228
Attention: John J. Byrne



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with a copy to:

Gerald S. Lippes, Esq.
Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York 14202

or to such other person or address as Mark IV shall furnish to Buyer in writing.

If to Buyer, to:

CLARCOR Inc.
2323 Sixth Street
Rockford, Illinois  61125
Attention: Bruce Klein, Chief Financial Officer

with a copy to:

David J. Boyd, Esq.
Sidley & Austin
One First National Plaza
Chicago, Illinois   60603

or to such other person or address as Buyer shall furnish to Mark IV in writing.

         12.05 Certain Terms. For purposes of this Agreement:



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              (a) the term "knowledge" with respect to Sellers and the
Transferred Subsidiaries means the actual knowledge of those persons identified in Schedule 12.05 attached hereto.

              (b) the term "Material Adverse Effect" means a material adverse change in the financial condition, results of operations, business, assets, earnings or revenues of the Filter Business taken as a whole.

         12.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         12.07 Governing Law and Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

         12.08 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         12.09 Headings. The headings of the Sections and Articles of this
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         12.10 Entire Agreement. This Agreement, including the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         12.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         12.12 Severability. The invalidity or illegality of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


                                    SELLERS:

                                    MARK IV INDUSTRIES, INC.

                                    By:  /s/ John J. Byrne
                                       -----------------------------------------
                                    Title: Vice President - Finance
                                          --------------------------------------
                                           and Chief Financial Officer
                                          --------------------------------------


                                    FACET HOLDING CO., INC.


                                    By:  /s/ John J. Byrne
                                       -----------------------------------------
                                    Title: Vice President
                                          --------------------------------------


                                    PUROLATOR PRODUCTS AIR FILTRATION COMPANY

                                    By:  /s/ John J. Byrne
                                       -----------------------------------------
                                    Title: Vice President
                                          --------------------------------------


                                    GEORGE W. DAHL COMPANY, INC.

                                    By:  /s/ John J. Byrne
                                       -----------------------------------------
                                    Title: Vice President
                                          --------------------------------------


                                    MANTRONICS LIMITED

                                    By:  /s/ John J. Byrne
                                       -----------------------------------------
                                    Title: Vice President
                                          --------------------------------------



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                                    BUYER:
                                    CLARCOR INC.


                                    By:  /s/ Bruce A. Klein
                                       -----------------------------------------
                                    Title: Vice President
                                          --------------------------------------







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